Filed Pursuant to Rule 424(b)(3)

Registration No. 333-272011

PROSPECTUS

EZGO Technologies Ltd.

7,104,350 Ordinary Shares

This prospectus relates to the resale, from time to time, of up to an aggregate of 7,104,350 ordinary shares, par value US$0.001 per share (the “Ordinary Shares”), which may be offered and sold from time to time by shareholders set forth in the “Selling Shareholders” section of this prospectus. The 7,104,350 Ordinary Shares that are being registered for resale pursuant to the registration statement of which this prospectus forms a part are a portion of the aggregate of 7,667,943 Ordinary Shares issued by us to the Selling Shareholders and six other shareholders as partial consideration for the transfer by the Selling Shareholders and such other shareholders of 100% of the equity interests of Changzhou Sixun Technology Co., Ltd. to our indirect wholly-owned subsidiary, Jiangsu EZGO New Energy Technologies Co., Ltd., pursuant to the terms and conditions an equity transfer agreement, executed and entered into on January 25, 2023 (the “Equity Transfer Agreement”). The Ordinary Shares were issued to the Selling Shareholders pursuant to an exemption from registration under the Securities Act of 1933, as amended, in reliance upon Regulation S promulgated thereunder.

The Selling Shareholders will receive all of the net proceeds from the sale of the Ordinary Shares offered hereby. The Selling Shareholders may resell the Ordinary Shares offered for resale through this prospectus to or through underwriters, broker-dealers, or agents, who may receive compensation in the form of discounts, concessions or commissions. We will not receive any proceeds from the sale of these shares by the Selling Shareholders, but we will bear all costs, fees and expenses in connection with the registration of the Ordinary Shares offered by the Selling Shareholders. The Selling Shareholders will bear all commissions and discounts, if any, attributable to the sale of the Ordinary Shares offered for resale through this prospectus.

The Selling Shareholders will determine where they may sell the shares in all cases, including, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. For information regarding the Selling Shareholders and the times and manner in which they may offer or sell Ordinary Shares, see “Selling Shareholders” and “Plan of Distribution.”

Our Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “EZGO.” As of May 15, 2023, the closing sale price of our Ordinary Shares was US$1.51.

In this prospectus, “we,” “us,” “our,” “our company,” the “Company,” or similar terms refer to EZGO Technologies Ltd. (“EZGO”) and/or its consolidated subsidiaries, other than Jiangsu EZGO Electronic Technologies, Co., Ltd. (formerly known as Jiangsu Baozhe Electric Technologies, Co., Ltd.), a mainland China company (the “VIE”). EZGO conducts operations in China through Changzhou EZGO Enterprise Management Co., Ltd. (the “WFOE”), the VIE and its subsidiaries in China, and EZGO does not conduct any business on its own. The financial results of the VIE and its subsidiaries are consolidated into our financial statements for accounting purposes, but we do not hold any equity interest in the VIE or any of its subsidiaries.

Investing in EZGO’s securities is highly speculative and involves a significant degree of risk. EZGO is not an operating company established in the People’s Republic of China (the “PRC”), but a holding company incorporated in the BVI. As a holding company with no material operations of its own, EZGO conducts the majority of its operations through contractual arrangements with its operating entities established in the PRC, primarily the VIE, in which EZGO does not hold any equity interest, and the VIE’s subsidiaries based in the PRC. This variable interest entity structure involves unique risks to investors. The contractual arrangements with the VIE have not been tested in court. The variable interest entity structure is used to provide investors with contractual exposure to foreign investment in China-based companies where Chinese law prohibits or restricts direct foreign investment in the operating companies. Due to PRC legal restrictions on foreign ownership in internet-based businesses, we do not have any equity ownership of the VIE; instead, we receive the economic benefits of the VIE’s business operations through certain contractual arrangements. As a result of such series of contractual arrangements, EZGO and its subsidiaries become the primary beneficiary of the VIE for accounting purposes and the VIE as a PRC consolidated entity under the generally accepted accounting principles in the United States (the “U.S. GAAP”). We consolidate the financial results of the VIE and its subsidiaries in our consolidated financial statements in accordance with U.S. GAAP. Neither we nor our investors own any equity ownership in, direct foreign investment in, or control through such ownership/investment of the VIE. Investors may never hold equity interests in the Chinese operating company. The securities offered in this prospectus are securities of our BVI holding company that maintains contractual arrangements with the associated operation companies. The Chinese regulatory authorities could disallow this variable interest entity structure, which would likely result in a material change in EZGO’s operations primarily through the VIE and its subsidiaries in China and/or a material change in the value of the securities EZGO is registering, including that it could cause the value of its securities to significantly decline or become worthless. For a description of our corporate structure and contractual arrangements with the VIE, see “Item 3. Key Information — D. Risk Factors —Risks Related to Our Corporate Structure” on page 19 of our Annual Report on Form 20-F for the fiscal year ended September 30, 2022 (the “2022 Annual Report”), which is incorporated herein by reference.

In addition, as EZGO conducts substantially all of its operations in China through the WFOE, the VIE and its subsidiaries in China, it is subject to legal and operational risks associated with having substantially all of its operations in China, which risks could result in a material change in its operations and/or the value of the securities EZGO is registering for sale or could significantly limit or completely hinder its ability to offer or continue to offer its securities to investors and cause the value of its securities to significantly decline or be worthless. Recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. Our PRC counsel, DeHeng Law Offices, is of the view that as of the date of this prospectus, we are not directly subject to these regulatory actions or statements, as we have not implemented any monopolistic behavior and EZGO’s business operations through the WFOE, the VIE and its subsidiaries in China do not involve large-scale collection of user data, implicate cybersecurity, or involve any other type of restricted industry. As further advised by our PRC counsel, as of the date of this prospectus, no relevant laws or regulations in the PRC explicitly require us to seek approval from the China Securities Regulatory Commission (the “CSRC”) or any other PRC governmental authorities for our overseas listing or securities offering plans, nor has our company, any of our subsidiaries, the VIE or any of its subsidiaries received any inquiry, notice, warning or sanctions regarding our offering of securities from the CSRC or any other PRC governmental authorities. However, since these statements and regulatory actions by the PRC government are newly published and official guidance and related implementation rules have not been issued, it is highly uncertain what potential impact such modified or new laws and regulations will have on the VIE’s daily business operations, or ability to accept foreign investments and list on a U.S. or other foreign exchange. The Standing Committee of the National People’s Congress (the “SCNPC”) or other PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that require our company, the WFOE, the VIE or any of its subsidiaries to obtain regulatory approval from Chinese authorities before offering securities in the U.S. Any future Chinese, U.S., BVI or other rules and regulations that place restrictions on capital raising or other activities by companies with extensive operations in China could adversely affect EZGO’s business through the WFOE, the VIE and its subsidiaries in China and results of operations. See” Risk Factors — Risks Related to Doing Business in China” beginning on page 23  of this prospectus for a detailed description of various risks related to doing business in China and other information that should be considered before making a decision to purchase any of EZGO’s securities.

Furthermore, as more stringent criteria have been imposed by the Securities and Exchange Commission (the “SEC”) and the Public Company Accounting Oversight Board (the “PCAOB”) recently, EZGO’s securities may be prohibited from trading if our auditor cannot be fully inspected. On December 16, 2021, the PCAOB issued its determination that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions, and the PCAOB included in the report of its determination a list of the accounting firms that are headquartered in mainland China or Hong Kong. This list does not include our former auditors, Marcum Asia CPAs LLP (formerly known as Marcum Bernstein & Pinchuk LLP) (“MarcumAsia”) and Briggs & Veselka Co., LLP (“Briggs & Veselka”), or our current auditor, Wei, Wei & Co., LLP (“WWC”). On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “Statement of Protocol”) with the CSRC and the Ministry of Finance of China (“MOF”). The terms of the Statement of Protocol would grant the PCAOB complete access to audit work papers and other information so that it may inspect and investigate PCAOB-registered accounting firms headquartered in mainland China and Hong Kong. On December 15, 2022, the PCAOB announced that it had secured complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate the previous 2021 determination report to the contrary. Our current auditor, WWC, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Notwithstanding the foregoing, in the future, if there is any regulatory change or step taken by PRC regulators that does not permit our auditor to provide audit documentations located in China to the PCAOB for inspection or investigation, investors may be deprived of the benefits of such inspection. Any audit reports not issued by auditors that are completely inspected by the PCAOB, or a lack of PCAOB inspections of audit work undertaken in China that prevents the PCAOB from regularly evaluating our auditors’ audits and their quality control procedures, could result in a lack of assurance that our financial statements and disclosures are adequate and accurate, then such lack of inspection could cause EZGO’s securities to be delisted from the stock exchange. See risks disclosed under “Risk Factors — Risks Related to Doing Business in China — EZGO’s Ordinary Shares may be delisted under the Holding Foreign Companies Accountable Act (the “HFCA Act”) if the PCAOB is unable to adequately inspect audit documentation located in China. The delisting of EZGO’s Ordinary Shares, or the threat of their being delisted, may materially and adversely affect EZGO’s Ordinary Shares. Additionally, the inability of the PCAOB to conduct adequate inspections deprives our shareholders of the benefits of such inspections. Furthermore, the Accelerating Holding Foreign Companies Accountable Act, which amends the HFCA Act and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three on page 39  of this prospectus. .”

On December 2, 2021, the SEC adopted final amendments to its rules implementing the HFCA Act. Such final rules establish procedures that the SEC will follow in (i) determining whether a registrant is a “Commission-Identified Issuer” (a registrant identified by the SEC as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction) and (ii) prohibiting the trading of an issuer that is a Commission-Identified Issuer for three consecutive years under the HFCA Act. The SEC began identifying Commission-Identified Issuers for the fiscal years beginning after December 18, 2020. A Commission-Identified Issuer is required to comply with the submission and disclosure requirements in the annual report for each year in which it was identified. Since we were not identified as a Commission-Identified Issuer for the fiscal year ended September 30, 2022, we were not required to comply with the submission or disclosure requirements in the 2022 Annual Report. As of the date of this prospectus, we have not been, and do not expect to be identified by the SEC under the HFCA Act. As disclosed earlier, on December 15, 2022, the PCAOB announced that it had secured complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate the previous 2021 determination report to the contrary. However, whether the PCAOB will continue to conduct inspections and investigations completely to its satisfaction of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s control, including positions taken by authorities of the PRC. The PCAOB is required under the HFCA Act to make its determination on an annual basis with regards to its ability to inspect and investigate completely accounting firms based in the mainland China and Hong Kong. The possibility of being a “Commission-Identified Issuer” and risk of delisting could continue to adversely affect the trading price of our securities. Should the PCAOB again encounter impediments to inspections and investigations in mainland China or Hong Kong as a result of positions taken by any authority in either jurisdiction, the PCAOB will make determinations under the HFCA Act as and when appropriate. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (the “AHFCA Act”), which amends the HFCA Act and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, and thus, would reduce the time before EZGO’s securities may be prohibited from trading or delisted. On December 29, 2022, the AHFCA Act was signed into law.

On February 17, 2023, the CSRC issued the Trial Measures for the Administration of Overseas Issuance and Listing of Securities by Domestic Enterprises and five supporting guidelines, which became effective on March 31, 2023 (the “Overseas Listing Regulations”). The Overseas Listing Regulations are applicable to overseas securities offerings and/or listings conducted by issuers who are (i) companies incorporated in the PRC (“PRC domestic companies”) and (ii) companies incorporated overseas with substantial operations in the PRC. The Overseas Listing Regulations stipulate that such issuer shall fulfill the filing procedures within three working days after it makes an application for initial public offering and listing in an overseas stock market. Among other things, if an overseas listed issuer intends to effect any follow-on offering in an overseas stock market, it should, through its major operating entity incorporated in the PRC, submit filing materials to the CSRC within three working days after the completion of the offering. The required filing materials shall include, but not be limited to, (1) filing report and relevant commitment letter and (2) domestic legal opinions.  The Overseas Listing Regulations may subject us to additional compliance requirements in the future, and we cannot assure you that we will be able to get the clearance of filing procedures under the Overseas Listing Regulations on a timely basis, or at all. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our securities, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our Ordinary Shares to significantly decline in value or become worthless.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated May 24, 2023

The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you.

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus, including in any of the materials that we have incorporated by reference into this prospectus, any accompanying prospectus supplement, and any free writing prospectus prepared or authorized by us. Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us. You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement.

You should not assume that the information contained in this prospectus and any accompanying supplement to this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying supplement to this prospectus is delivered or securities are sold on a later date. Neither the delivery of this prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date hereof or that the information incorporated by reference herein is correct as of any time subsequent to the date of such information.

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ABOUT THIS PROSPECTUS

You should carefully read this prospectus and the information described under the heading “Where You Can Find More Information.” Neither we nor the Selling Shareholders have authorized anyone to give any information or make any representation about our company that is different from, or in addition to, that contained in this prospectus, including in any of the materials that have been incorporated by reference into this prospectus or any accompanying prospectus supplement. Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us. You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement.

You should not assume that the information contained in this prospectus and any accompanying supplement to this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information that has been incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying supplement to this prospectus is delivered or securities are sold on a later date. Neither the delivery of this prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date hereof or that the information incorporated by reference herein is correct as of any time subsequent to the date of such information.

The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you.

In this prospectus, unless otherwise indicated or unless the context otherwise requires, references to:

●	“BVI” refers to British Virgin Islands;

●	“CAC” refers to the Cyberspace Administration of China;

●	“Changzhou EZGO” or “WFOE” refers to EZGO HK’s wholly-owned subsidiary and wholly foreign owned enterprise, Changzhou EZGO Enterprise Management Co., Ltd. (formerly known as Changzhou Jiekai New Energy Technology Company), a PRC company;

●	“Changzhou Sixun” refers to Changzhou Sixun Technology Co., Ltd., a PRC company, and a wholly-owned subsidiary of Jiangsu EZGO New Energy Technologies Co., Ltd., a PRC company, and an indirect wholly-owned subsidiary of EZGO;

●	“China” or the “PRC”, in each case, refers to the People’s Republic of China, including Hong Kong and Macau. The term “Chinese” has a correlative meaning for the purpose of this prospectus and any applicable prospectus;

●	“CSRC” refers to the China Securities Regulatory Commission;

●	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

●	“EZGO” refers to EZGO Technologies Ltd., a BVI business company, and “we,” “us,” “our company,” the “Company,” “our,” or similar terms used in this prospectus and any applicable prospectus refer to EZGO Technologies Ltd. and/or its consolidated subsidiaries, other than the variable interest entity, Jiangsu EZGO Electronic Technologies, Co., Ltd., unless the context otherwise indicates;

●	“EZGO HK” refers to EZGO’s wholly-owned subsidiary, China EZGO Group Ltd. (formerly known as Hong Kong JKC Group Co., Limited), a Hong Kong company;

●	“FINRA” refers to the Financial Industry Regulatory Authority, Inc.;

●	“Hengmao Power Battery” refers to Changzhou Hengmao Power Battery Technology Co., Ltd., a PRC company of which 80.87% of the equity interest is owned by the VIE;

●	“HK$,” “HKD” or “Hong Kong dollars” refers to the legal currency of the Hong Kong Special Administrative Region;

●	“Hong Kong” refers to the Hong Kong Special Administrative Region of the PRC;

●	“initial public offering” refers to our initial public offering, in which we offered and sold an aggregate of 3,038,500 Ordinary Shares at an offering price of US$4.00 per share, including a partial exercise of the underwriters’ over-allotment;

●	“Jiangsu Cenbird” refers to Jiangsu Cenbird E-Motorcycle Technologies Co., Ltd., a PRC company of which 51% of the equity interest is owned by the VIE;

●	“JOBS Act” refers to the Jumpstart Our Business Startups Act, enacted in April 2012;

●	“MOFCOM” refers to China’s Ministry of Commerce;

●	“Ordinary Shares” refers to EZGO’s Ordinary Shares, par value US$0.001 per share;

●	“PCAOB” refers to the Public Company Accounting Oversight Board of the United States;

●	“RMB” or “Renminbi” refer to the legal currency of the People’s Republic of China;

●	“SAFE” refers to China’s State Administration of Foreign Exchange;

●	“SAT” refers to China’s State Administration of Taxation;

●	“SEC” refers to the United States Securities and Exchange Commission;

●	“Securities Act” refers to the Securities Act of 1933, as amended;

●	“share capital” or similar expressions include a reference to shares in a company that does not have a share capital under its governing law, but which is authorized to issue a maximum or unlimited number of shares;

●	“US$,” “$,” “dollars,” “USD” or “U.S. dollars” refer to the legal currency of the United States;

●	“U.S. GAAP” refers to the generally accepted accounting principles in the United States;

●	“VIE” refers to the variable interest entity, Jiangsu EZGO Electronic Technologies, Co., Ltd. (formerly known as Jiangsu Baozhe Electric Technologies, Co., Ltd.), a PRC company; and

●	“Yizhiying IoT” refers to Changzhou Yizhiying IoT Technologies Co., Ltd., a PRC company and a wholly-owned subsidiary of the VIE.

All discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates forward-looking statements within the meaning of section 27A of the Securities Act and section 21E of the Exchange Act. Forward-looking statements may involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:

●	EZGO’s goals and growth strategies;

●	EZGO’s expectations regarding demand for and market acceptance of its brand and platforms;

●	EZGO’s future business development, results of operations and financial condition;

●	EZGO’s ability to maintain and improve infrastructure necessary to operate its platforms through the WFOE, the VIE and its subsidiaries;

●	competition in the car accessory and online retail industry in China;

●	the expected growth of, and trends in, the markets for EZGO’s products and services provided through the WFOE, the VIE and its subsidiaries in China;

●	government policies and regulations relating to EZGO’s corporate structure, business and industry;

●	our expectation regarding the use of proceeds from an offering pursuant to this prospectus;

●	our ability to comply with the continued listing standards on the exchange or trading market on which EZGO’s Ordinary Shares is listed for trading;

●	the development of COVID-19 in the PRC and globally;

●	general economic and business condition in China and elsewhere; and

●	assumptions underlying or related to any of the foregoing.

You should read thoroughly this prospectus and the documents incorporated by reference or otherwise referred to in this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus and the documents incorporated by reference in this prospectus include additional factors which could adversely impact EZGO’s business through the WFOE, the VIE and its subsidiaries in China and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on EZGO’s business through the WFOE, the VIE and its subsidiaries in China or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe that EZGO’s plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Important factors that could cause our actual results to differ materially from our expectations are disclosed and described under “Risk Factors” elsewhere in this prospectus, “Risk Factors” in Item 3.D. to our 2022 Annual Report and incorporated by reference in this prospectus, any prospectus supplement, any free writing prospectus and in filings incorporated by reference, and the same may be amended, supplemented or superseded by the risks and uncertainties described under similar headings in the other documents that filed after the date hereof and incorporated by reference into this prospectus. We qualify all of our forward-looking statements by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents incorporated by reference or otherwise referred to in this prospectus, which we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

PROSPECTUS SUMMARY

Investors in EZGO’s securities are not purchasing an equity interest in our operating entities in China but instead are purchasing an equity interest in a BVI holding company.

This prospectus summary highlights selected information that is presented in greater detail elsewhere, or incorporated by reference, in this prospectus and any applicable prospectus. It does not contain all of the information that may be important to you and your investment decision. Before investing in the securities that we are offering, you should carefully read this entire prospectus and any applicable prospectus, including the matters set forth under the section of this prospectus and any applicable prospectus captioned “Risk Factors” and the financial statements and related notes and other information that we incorporate by reference herein, including, but not limited to, our 2022 Annual Report and our other SEC reports.

Overview

EZGO is a holding company incorporated in the BVI with operating subsidiaries, the VIE, in which EZGO does not hold any equity interest, and VIE’s subsidiaries, and with substantially all of its operations and assets in China. As a holding company with no material operations of its own, EZGO conducts its business in China through the WFOE, the VIE and its subsidiaries. Through the WFOE, the VIE and its subsidiaries in China, EZGO’s vision is to be a leading short-distance transportation solutions provider in China. Leveraging its Internet of Things (“IoT”) product and service platform, EZGO has preliminarily established a business model centered on the sale of e-bicycles and battery and cells, complemented by sale of battery packs and its charging pile business through the WFOE, the VIE and its subsidiaries in China. Currently, EZGO (i) designs, manufactures, rents and sells e-bicycles and e-tricycles; (ii) rents and sells lithium batteries; and (iii) sells, franchises, and operates smart charging piles for e-bicycles and other electronic devices primarily through the VIE and its subsidiaries in China, and sells battery packs partially through the WFOE.

The e-bicycles are models under the PRC Safety Technical Specification for Electric Bicycles (GB 17761-2018) (also referred to generally as the “New National Standards for Electric Bicycles” and referred to herein as the “New National Standards”) (“new standards e-bicycles”) and there are no domestic laws or regulations related to urban e-tricycles. In addition, the two-wheel electric vehicle models that do not comply with the new standards e-bicycles that are manufactured under the New National Standards (“non-new standards e-bicycles”) are manufactured under the PRC National Standard General Specification for Electric Motorcycle and Electric Mopeds (GB/T24158-2018) (“General Specification Standard”), which came into effect on April 1, 2019. None of EZGO, the WFOE, the VIE and its subsidiaries in China produces any non-new standards e-bicycles. As of September 30, 2022, we did not have any non-new standards e-bicycles as our property, plants and equipment and no impairment was recognized for the fiscal years ended September 30, 2020, 2021 and 2022.

To date, EZGO, through the WFOE, the VIE and its subsidiaries in China, has engaged in the business of battery packs sales, which accounted for approximately 21%, 18% and 40% of its total revenues for the fiscal years ended September 30, 2020, 2021 and 2022, respectively. The revenue from e-bicycles sales accounted for approximately 73%, 78% and 54% of its total revenues for the fiscal years ended September 30, 2020, 2021 and 2022, respectively. For the fiscal years ended September 30, 2020, 2021 and 2022, as the self-developed smart charging piles for e-bicycles and other electronic devices have not yet entered into large-scale production and sales, the revenue from this business accounted for a small proportion of EZGO’s total revenues. For the fiscal year ended September 30, 2022, the revenue from our smart charging piles business accounted for 3% of EZGO’s total revenues.

EZGO, through the WFOE, the VIE and its subsidiaries in China, is committed to providing cost-effective and convenient solutions for short distance travelers through the design, manufacture, rental and sale of high-quality e-bicycles, with lightweight and high endurance lithium batteries, to meet different levels of consumer demand, and through the operation of smart charging piles in communities. EZGO, through the WFOE, the VIE and its subsidiaries in China, also plans to launch its online 4S (which stands for Sale, Spare-part supply, after-sale Service and Survey) services to enhance its sales capacity by combining its online sales portals and offline service and support channels.

Contractual Arrangements and Corporate Structure

EZGO was incorporated in the BVI on January 24, 2019. EZGO’s wholly owned subsidiary, EZGO HK, formerly known as Hong Kong JKC Group Co., Limited, was incorporated in Hong Kong on February 13, 2019. EZGO HK, in turn, holds all of the capital stock of Changzhou EZGO, formerly known as Changzhou Jiekai New Energy Technology Company, which was incorporated in China on June 12, 2019 and Changzhou Langyi Electronic Technologies Co., Ltd. (“Changzhou Langyi”), which was incorporated in China on August 6, 2021. Changzhou EZGO has obtained the contractual rights to determine the most significant economic activities of the VIE and also receives the majority of the economic benefits of the VIE, through a series of contractual arrangements (the “VIE Agreements”). EZGO conducts its business in the PRC primarily through the VIE and its subsidiaries, Changzhou Hengmao Power Battery Technology Co., Ltd. (“Hengmao Power Battery”), Jiangsu Cenbird E-Motorcycle Technologies Co., Ltd. (“Jiangsu Cenbird”) and Changzhou Yizhiying IoT Technologies Co., Ltd., (“Yizhiying IoT”) since EZGO, through contractual arrangements with the VIE, obtained the rights to determine the most significant economic activities and also receives the majority of the economic benefits of the VIE beginning in November 2019.

On January 25, 2023, EZGO and Jiangsu EZGO New Energy Technologies Co., Ltd. entered into an equity transfer agreement, pursuant to which Changzhou Sixun was acquired and became a wholly-owned subsidiary of Jiangsu EZGO New Energy Technologies Co., Ltd., an indirect wholly owned subsidiary of EZGO. EZGO issued an aggregate of 7,667,943 Ordinary Shares to the sellers of Changzhou Sixun (the “Sellers”), which had an aggregate value of RMB54,400,000 (approximately US$8,080,448 on January 25, 2023) and on February 22, 2023, EZGO paid the sellers of Changzhou Sixun RMB5,000,000 (approximately US$726,238 on February 22, 2023) in cash in consideration for such purchase. For more information on the acquisition of Changzhou Sixun, see our Reports of Foreign Private Issuer on Form 6-K furnished with the SEC on January 26, 2023 and February 22, 2023, respectively, both of which are incorporated herein by reference. In order to address an issue relating to corporate authorization of the issuance of the 7,667,943 Ordinary Shares to the Sellers under BVI law, the holders of such Ordinary Shares surrendered their shares for no consideration on May 13, 2023 and resubscribed for 7,667,943 Ordinary Shares on May 15, 2023. Changzhou Higgs Intelligent Technology Co., Ltd., the 60% subsidiary of Changzhou Sixun, is a national high-tech enterprise focusing on the research and development, production and sales of programmable core components of controller, providing stable and reliable electronic control system for automation equipment. On April 10, 2023, VIE sold 100% of equity interest in Tianjin Jiahao Bicycle Co., Ltd., a former wholly-owned subsidiary of the VIE, for an aggregate cash consideration of RMB 44 million (approximately US$6,454,831), which payments are made in installments until May 10, 2025. On April 11, 2023, Yizhiying IoT sold 80% of equity interest of Tianjin Dilang Technologies Co., Ltd., a PRC company of which Yizhiying IoT previously owned 80% of the equity interest, for an aggregate of cash consideration of RMB 2,240,000 (approximately US$325,667).

As a result of such series of contractual arrangements, EZGO and its subsidiaries become the primary beneficiary of the VIE for accounting purposes and the VIE as a PRC consolidated entity under U.S. GAAP. We consolidate the financial results of the VIE and its subsidiaries in our consolidated financial statements in accordance with U.S. GAAP. Neither we nor EZGO’s investors own any equity ownership in, direct foreign investment in, or control through such ownership/investment of the VIE. These contractual arrangements have not been tested in a court of law in the PRC. As a result, investors in EZGO’s Ordinary Shares are not purchasing an equity interest in the VIE or its subsidiaries but instead are purchasing an equity interest in EZGO, the BVI holding company.

The diagram below shows our corporate structure as of the date of this prospectus, including the VIE and its subsidiaries. However, investors are cautioned that the enforceability of such VIE Agreements has not been tested in a court of law. EZGO conducts operations in China primarily through the VIE and its subsidiaries in China, and EZGO does not conduct any business on its own. The VIE structure is used to provide investors with contractual exposure to foreign investment in China-based companies where Chinese law prohibits or restricts direct foreign investment in the operating companies. Due to PRC legal restrictions on foreign ownership in internet-based businesses, we do not have any equity ownership of the VIE, instead we receive the economic benefits of the VIE’s business operations through certain contractual arrangements. As a result of such series of contractual arrangements, EZGO and its subsidiaries become the primary beneficiary of the VIE for accounting purposes and the VIE as a PRC consolidated entity under U.S. GAAP. We consolidate the financial results of the VIE and its subsidiaries in our consolidated financial statements in accordance with U.S. GAAP. Neither we nor EZGO’s investors own any equity ownership in, direct foreign investment in, or control through such ownership/investment of the VIE. Investors are purchasing an interest in EZGO, the BVI holding company.

WXYZ GROUP LTD
JKC Investment Hloding Co., Ltd
Xingcaitong Growth 1 Investment Management Co.,Ltd
Xingcaitong Growth 2 Investment Management Co.,Ltd
WEALTHFORD CAPITAL LTD
DEEPSEA TECHNOLOGIES CO.,LTD
Jingsong Xia
Other holders, each hold less than 5% individual
Public holders
9.06%
2.88%
1.37%
1.98%
1.8%
1.2%
6.15%
58.15%
14.41%
EZGO TECHNOLOGIES LTD (INCORPORATED IN BVI)
100%
CHINA EZGO GROUP LTD (INCORPORATED IN HONG KONG )
100%
100%
Off Shore
On Shore
CHANGZHOU EZGO ENTERPRISE MANAGEMENT CO LTD (INCORPORATED IN CHINA )
CHANGZHOU LANGYI ELECTRONIC TECHNOLOGIES CO LTD (INCORPORATED IN CHINA )
100%
JIANGSU LANGYI IMPORT AND EXPORT TRADING CO LTD (INCORPORATED IN CHINA )
60%
JIANGSU EZGO ENERGY SUPPLY CHAIN TECHNOLOGIES CO LTD (INCORPORATED IN CHINA )
100%
JIANGSU EZGO NEW ENERGY TECHNOLOGIES CO LTD (INCORPORATED IN CHINA )
100%
CHANGZHOU SIXUN TECHNOLOGIES CO LTD (INCORPORATED IN CHINA )
60%
CHANGZHOU HIGGS INTELLIGENT TECHNOLOGIES CO LTD (INCORPORATED IN CHINA )
100%
CHANGZHOU Suiyun Technologies Co., Ltd (INCORPORATED IN CHINA )
100%
SICHUAN EZGO ENERGY TECHNOLOGIES CO LTD (INCORPORATED IN CHINA )
100%
TIANJIN EZGO ELECTRIC TECHNOLOGIES CO LTD (INCORPORATED IN CHINA )
100%
CHANGZHOU YOUDI ELECTRIC BICYCLE CO LTD (INCORPORATED IN CHINA )
VIE
Jianhui Ye
Henglong Chen
Ting Yao
Huajian Xu
Peiyao Jin
Wenbin Hu
Lina Zhong
Xiaohai Lu
Yihan Liu
Yanhong Xie
Yanwen Chen
Xinyu Xingcaitong Growth 1 Investment Management Co., Ltd
Xinyu Xingcaitong Growth 2 Investment Management Co., Ltd
28.73%
15.92%
6.7%
5.99%
5.06%
4.8%
4.5%
4.18%
3.99%
1.81%
1.49%
6.88%
9.94%
JIANGSU EZGO ELECTRONIC TECHNOLOGIES CO LTD (INCORPORATED IN CHINA )
Zhenjiang Dahang Investment LLP
Jiangsu Boyang Investment Management Co., Ltd
14.35%
4.78%
80.87%
100%
51%
49%
Changzhou Hengmao Power Battery Technology Co., Ltd (INCORPORATED IN CHINA )
Changzhou Yizhiying IoT Technologies Co., Ltd (INCORPORATED IN CHINA )
Jiangsu Cenbird E-Motorcycle Technologies Co., Ltd (INCORPORATED IN CHINA )
Yan Fang

Contractual Arrangements with the VIE and Its Shareholders

Due to PRC legal restrictions on foreign ownership in internet-based businesses, neither we nor our subsidiaries own any equity interest in the VIE. Instead, we receive the economic benefits of the VIE’s business operations through the VIE Agreements. Changzhou EZGO, the VIE and its equity holders entered into the VIE Agreements on November 8, 2019. The VIE Agreements are designed to provide Changzhou EZGO with contractual rights, and obligations, including certain control rights and the rights in the assets, property and revenue of the VIE, to (i) determine the most significant economic activities of the VIE, (ii) receive the majority of the economic benefits of the VIE, most importantly the ability to consolidate the financial statements of the VIE with the financial statements of our holding company, EZGO under U.S. GAAP, for which we are the primary beneficiary of the VIE for accounting purposes, and (iii) have an exclusive option to purchase or designate any third party to purchase all or part of the equity interests in and assets of the VIE when and to the extent permitted by PRC law. However, The VIE Agreements may not be as effective as direct ownership in providing us with control over the VIE and its subsidiaries, and the enforceability of the VIE Agreements has not been tested in a court of law, and the PRC government may take actions to exert more oversight and control over offerings by China based issuers conducted overseas and/or foreign investment in such companies, or could disallow the VIE Agreements, which would likely result in a material change in EZGO’s operations primarily through the VIE and its subsidiaries in China and/or a material change in the value of the securities we have registered for sale, including that it could cause the value of EZGO’s securities could to significantly decline or become worthless. Specifically, the legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability, as a BVI holding company, to enforce these contractual arrangements and doing so may be quite costly. There are also substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules regarding the status of the rights of Changzhou EZGO with respect to its contractual arrangements with the VIE and its shareholders. It is uncertain whether any new PRC laws or regulations relating to variable interest entity structure will be adopted or if adopted, what they would provide. If we or the VIE are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures. In addition, the enforceability of the various contracts described above by our company against the VIE is dependent upon the shareholders of the VIE. If the shareholders of the VIE fail to perform their obligations under the contractual arrangements, we could be unable to enforce the contractual arrangements that enable us to consolidate the VIE’s operations and financial results in our financial statements in accordance with U.S. GAAP as the primary beneficiary. If this happens, we would need to deconsolidate the VIE. The majority of our assets, including the necessary licenses to conduct business in China are held by the VIE and its subsidiaries and a significant part of our revenues are generated by the VIE and its subsidiaries. An event that results in the deconsolidation of the VIE would have a material effect on EZGO’s operations primarily through the VIE and its subsidiaries in China and result in the value of its securities diminishing substantially or even become worthless. For a detailed description of the risks associated with our corporate structure, please refer to risks disclosed under “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure” on page 19 of the 2022 Annual Report.

As a result of our direct ownership in Changzhou EZGO and the contractual arrangements with the VIE, we are regarded as the primary beneficiary of Jiangsu EZGO, and we treat the VIE as our consolidated variable interest entity under U.S. GAAP, which generally refers to an entity in which we do not have any equity interests but whose financial results are consolidated into our consolidated financial statements in accordance with U.S. GAAP because we have a controlling financial interest in, and thus are the primary beneficiary of, that entity. We have consolidated the financial results of the VIE and its subsidiaries in our consolidated financial statements in accordance with U.S. GAAP.

Each of the VIE Agreements is described in detail below and each of which is currently in full force and effect:

Exclusive Management Consulting and Technical Service Agreement

Pursuant to the Exclusive Management Consulting and Technical Service Agreement, dated November 8, 2019, between Changzhou EZGO and the VIE (the “VIE Exclusive Management Agreement”), the VIE agrees to engage Changzhou EZGO as its exclusive provider of management consulting, technical support, intellectual property license and relevant services, including all services within the VIE’s business scope and decided by Changzhou EZGO from time to time as necessary. The VIE pays to Changzhou EZGO service fees within three months after each fiscal year end. The service fees are set at 95% (or a percentage adjusted by Changzhou EZGO in its sole discretion) of the after-tax profit after the deficit of the prior fiscal year is covered and the statutory common reserve is extracted. Changzhou EZGO exclusively owns any intellectual property arising from the performance of the VIE Exclusive Management Agreement. The VIE Exclusive Management Agreement is effective for twenty years unless earlier terminated as set forth in the agreement or other written agreements entered into by the parties thereto. The VIE Exclusive Management Agreement shall be extended automatically at the end of its term, until Changzhou EZGO’s business term or the VIE’s business term expires, unless otherwise notified by Changzhou EZGO in writing. During the term of the VIE Exclusive Management Agreement, the VIE may not terminate the VIE Exclusive Management Agreement except in the case of Changzhou EZGO’s gross negligence or fraud, or VIE Exclusive Management Agreement or applicable PRC laws provide otherwise. Changzhou EZGO may terminate the VIE Exclusive Management Agreement by 30-day written notice to the VIE at any time.

Equity Pledge Agreement

Pursuant to the Equity Pledge Agreement, dated November 8, 2019, among Changzhou EZGO, the VIE and the equity holders of the VIE (the “VIE Equity Pledge Agreement”), the equity holders of the VIE have pledged 100% of their equity interests in the VIE to Changzhou EZGO to guarantee performance of all obligations under the VIE Exclusive Management Agreement, the VIE Loan Agreement (defined hereafter), the VIE Exclusive Call Option Agreement (defined hereafter) and the VIE Proxy Agreement (defined hereafter). If any event of default as provided for therein occurs, Changzhou EZGO, as the pledgee, will be entitled to dispose of the pledged equity interests according to applicable PRC laws. On November 28, 2019, Changzhou EZGO, the VIE and all its equity holders completed the registration of the equity pledge with the relevant office of State Administration of Market Regulation (“SAMR”, formerly known as State Administration for Industry and Commerce, or the SAIC) in accordance with the PRC Property Rights Law.

Exclusive Call Option Agreement

Pursuant to the Exclusive Call Option Agreement, dated November 8, 2019, among Changzhou EZGO, the VIE and the equity holders of the VIE (the “VIE Exclusive Call Option Agreement”), each of the equity holders of the VIE has irrevocably granted Changzhou EZGO an exclusive option to purchase, or to designate other persons to purchase, to the extent permitted by applicable PRC laws, rules and regulations, all of the equity interests and assets in the VIE from its equity holders. The equity holders of the VIE agree that, without the prior written consent of Changzhou EZGO, they will not dispose of their equity interests in the VIE or create or allow any encumbrance on their equity interests. The purchase price for the equity interest is to be the minimum price permitted by applicable PRC laws, rules and regulations, or the amount that the equity holders actually pay to the VIE regarding the equity, whichever is lower. The purchase price for the assets is to be the minimum price permitted by applicable PRC laws, rules and regulations, or the net book value of the assets, whichever is lower. The VIE Exclusive Call Option Agreement expires when all the equity interests or all the assets are transferred pursuant to the agreement.

Proxy Agreement

Pursuant to the Proxy Agreement, dated November 8, 2019, among Changzhou EZGO, the VIE and each of equity holders of the VIE (the “VIE Proxy Agreement”), each of the equity holders irrevocably authorizes Changzhou EZGO to exercise his or her rights as an equity holder of the VIE, including the right to attend equity holders meetings, to exercise voting rights and to transfer all or a part of his or her equity interests therein pursuant to the VIE Exclusive Call Option Agreement. During the term of the VIE Proxy Agreement, the VIE and all its equity holders may not terminate the VIE Proxy Agreement except when the VIE Proxy Agreement or applicable PRC laws provide otherwise.

Loan Agreement

Pursuant to the Loan Agreement, dated November 8, 2019 (the “VIE Loan Agreement”), Changzhou EZGO agrees to provide the VIE with loans of different amounts at an annual interest rate of 24% according to the VIE’s needs from time to time. The term of each loan is 20 years, which can be extended with the written consent of both parties. During the term of the loan or the extended term of the loan, the VIE may not prepay any loan without the written consent of Changzhou EZGO while in case of certain circumstances, the VIE must repay the loan in advance upon Changzhou EZGO’s written request.

Spousal Consent Letter

The spouses of individual equity holders of the VIE have each signed a spousal consent letter. Under the spousal consent letter, the signing spouse unconditionally and irrevocably has agreed to the execution by his or her spouse of the VIE Equity Pledge Agreement, the VIE Exclusive Call Option Agreement and the VIE Proxy Agreement, and that his or her spouse may perform, amend or terminate such agreements without his or her consent. In addition, in the event that the spouse obtains any equity interest in the VIE held by his or her spouse for any reason, he or she agrees to be bound by and sign any legal documents substantially similar to the contractual arrangements entered into by his or her spouse, as may be amended from time to time.

Through the current contractual arrangements, we have established a contractual relationship with all equity holders of the VIE. Pursuant to these agreements, all equity holders of the VIE have irrevocably authorized Changzhou EZGO to exercise voting rights and all other rights as the equity holder and pledged all of his or her equity interests in the VIE to Changzhou EZGO as collateral to secure performance of all of his or her obligations under these agreements. However, the equity holders of the VIE may have potential conflicts of interest with us and may breach, or cause the VIE to breach, or refuse to renew, the existing contractual arrangements we have with them and the VIE. Any failure by the VIE or equity holders of the VIE to perform his or her obligations under our contractual arrangements with them would have a material adverse effect on EZGO’s business primarily through the VIE and its subsidiaries in China and financial condition. See “Item 3. Key Information — D. Risk Factors — Risks Related to Our Corporate Structure” on page 19 of the 2022 Annual Report.

Based on the advice of our PRC counsel, DeHeng Law Offices, that:

●	the ownership structure of the VIE and Changzhou EZGO in China does not violate any applicable PRC laws or regulations currently in effect; and

●	the contractual arrangements among Changzhou EZGO, the VIE and the VIE’s shareholders governed by PRC law are valid, binding and enforceable in accordance with their terms and applicable PRC laws or regulations currently in effect and do not and will not violate any applicable PRC laws or regulations currently in effect.

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules, and the VIE Agreements have not been tested in a court of law. Accordingly, we may incur substantial costs to enforce the terms of the VIE Agreements, and the PRC regulatory authorities may in the future take a view that is contrary to or otherwise different from the above opinion of our PRC legal counsel.

VIE Financial Information

Set forth below is selected Consolidated Statements of Operations and cash flows for the fiscal years ended September 30, 2020, 2021 and 2022, and selected balance sheet information as of September 30, 2020, 2021 and 2022 showing financial information for the parent, non-VIE subsidiaries, the WFOE, the VIE and VIE’s subsidiaries, eliminating entries and consolidated information (dollars in thousands). In the tables below, the column headings correspond to the following entities in the organizational diagram on page 3. See also VIE and consolidated financial information in Note 1 of our financial statements.

●	“parent” refers to EZGO Technologies Ltd., a BVI business company;

●	“non-VIE subsidiaries” refer to the sum of (i) China EZGO Group Ltd., our wholly owned Hong Kong subsidiary, (ii) Changzhou Langyi Electronic Technology Co., Ltd., a wholly owned PRC subsidiary, (iii) Jiangsu Langyi Import and Export Trading Co., Ltd., (iv) Jiangsu EZGO Energy Supply Chain Technology Co., Ltd., (v) Jiangsu EZGO New Energy Technologies Co., Ltd., (vi) Sichuan EZGO Energy Technologies Co., Ltd., (vii) Tianjin EZGO Electric Technologies Co., Ltd., (viii) Changzhou Youdi Electric Bicycle Co., Ltd., (ix) Changzhou Sixun Technology Co., Ltd., and (x) Changzhou Higgs Intelligent Technology Co., Ltd.;

●	“WFOE” refers to Changzhou EZGO Enterprise Management Co., Ltd., our wholly owned PRC subsidiary;

●	“VIE and its subsidiaries” refer to the sum of (i) Jiangsu EZGO Electronic Technologies, Co., Ltd., (ii) Changzhou Hengmao Power Battery Technology Co., Ltd., (iii) Changzhou Yizhiying IoT Technologies Co., Ltd., and (iv) Jiangsu Cenbird E-Motorcycle Technologies Co., Ltd.; and

●	“VIE” refers to Jiangsu EZGO Electronic Technologies, Co., Ltd.

Consolidated Statements of Operations Information

	Fiscal Year Ended September 30, 2022
	Parent		Non-VIE Subsidiaries	WFOE	VIE and its subsidiaries	Eliminations		Consolidated

Revenue	$		$176,027	4,407,284	$12,805,906	$		$17,389,217
Cost of revenue			(170,454)	(4,042,002)	(12,957,722)		-	(17,170,178)
Gross profit			5,573	365,282	(151,816)		-	219,039
Operating expenses		(1,449,339)	(14,993)	(1,095,508)	(4,121,806)		-	(6,681,646)
Loss from operations		(1,449,339)	(9,420)	(730,226)	(4,273,622)		-	(6,462,607)
Share of loss from subsidiaries		(157,105)	(149,440)	-	-		306,545	-
Other income (expense), net		327	(265)	533,977	(931,538)		-	(397,499)
Loss before income tax expenses (benefit)		(1,606,117)	(159,124)	(196,249)	(5,205,160)		306,545	(6,860,106)
Net loss		(1,606,117)	(157,105)	(149,440)	(5,862,713)		306,545	(7,468,830)
Less: net loss attributable to non-controlling interests		-	-	-	(1,005,032)		-	(1,005,032)
Net loss attributable to EZGO’s shareholders		(1,606,117)	(157,105)	(149,440)	(4,857,681)		306,545	(6,463,798)

	Fiscal Year Ended September 30, 2021
	Parent	Non-VIE Subsidiaries	WFOE	VIE and its subsidiaries	Eliminations	Consolidated

Revenue	$-	$-	3,793,146	$19,628,860	$-	$23,422,006
Cost of revenue	-	-	(3,604,878)	(19,434,650)	-	(23,039,528)
Gross profit	-	-	188,268	194,210	-	382,478
Operating expenses	(495,835)	(1,964)	(70,278)	(3,691,820)	-	(4,259,897)
(Loss) income from operations	(495,835)	(1,964)	117,990	(3,497,610)	-	(3,877,419)
Share of loss from subsidiaries	(203,744)	(205,707)	-	-	409,451	-
Other income (expense), net	279	-	156,368	(75,873)	-	80,774
Loss before income tax expenses (benefit)	(699,300)	(207,671)	274,358	(3,573,483)	409,451	(3,796,645)
Net loss	(699,300)	(203,744)	(205,707)	(2,714,344	409,451	(3,413,644)
Less: net loss attributable to non-controlling interests	-	-	-	(434,971)	-	(434,971)
Net loss attributable to EZGO’s shareholders	(699,300)	(203,744)	(205,707)	(2,279,373)	409,451	(2,978,673)

	Fiscal Year Ended September 30, 2020
	Parent	Non-VIE Subsidiaries	WFOE	VIE and its subsidiaries	Eliminations	Consolidated

Third-party revenues	$-	$-	-	$15,243,282	$-	$15,243,282
Inter-company consulting and services revenues	-	-	116,190	-	(116,190)	-
Third-party costs of Revenue	-	-	-	(13,704,248)	-	(13,704,248)
Inter-company consulting and services costs	-	-	-	(116,190)	116,190	-
Gross profit	-	-	116,190	1,422,844	-	1,539,034
Operating expenses	-	-	-	(1,467,068)	-	(1,467,068)
Income from operations	-	-	116,190	(44,224)	-	71,966
Share of income from subsidiaries	116,190	116,190	-	-	(232,380)	-
Other income, net	-	-	-	378,395	-	378,395
Income before income tax expenses	116,190	116,190	116,190	334,171	(232,380)	450,361
Net income	116,190	116,190	116,190	160,732	(232,380)	276,922
Less: net income attributable to non-controlling interests	-	-	-	129,748	-	129,748
Net income attributable to EZGO’s shareholders	116,190	116,190	116,190	30,984	(232,380)	147,174

Consolidated Balance Sheets Information

	As of September 30, 2022
	Parent	Non-VIE Subsidiaries	WFOE	VIE and its subsidiaries	Eliminations	Consolidated

Amounts due from subsidiary of EZGO	$16,161,400	$-	$-	$-	$(16,161,400)	$-
Prepaid on behalf of VIE	3,014,680	-	-	-	(3,014,680)	-
Amount due from VIE and its subsidiaries	-	-	12,370,844	-	(12,370,844)	-
Service fee receivable from VIE	-	-	116,190	-	(116,190)	-
Amount due from non-VIE subsidiaries	-	-	5,971,687	704	(5,972,391)	-
Loan from WFOE	8,000,000	-		7,589,951	(15,589,951)	-
Amount due from EZGO	-	-	-	417,138	(417,138)	-
Current assets	27,278,299	5,789,274	30,210,861	17,434,133	(47,558,531)	33,154,036
Amount due to VIE and its subsidiaries	(417,138)	(704)	(7,589,951)	-	8,007,794	-
Amount due to WFOE	-	(5,971,687)	-	(12,370,844)	18,342,531	-
Service fee payable to WFOE	-	-	-	(116,190)	116,190	-
Amount due to EZGO	-	(16,161,400)	(8,000,000)	(3,014,680)	27,176,080	-
Working capital	26,773,478	(16,904,159)	14,651,312	(5,334,798)	-	19,185,833
Investment in non-VIE subsidiaries	-	15,604,043	-	-	(15,604,043)	-
Assets	27,278,299	21,803,156	27,446,730	31,327,603	(93,502,243)	14,353,546

	As of September 30, 2021
	Parent	Non-VIE Subsidiaries	WFOE	VIE and its subsidiaries	Eliminations	Consolidated

Amounts due from subsidiary of EZGO	$15,853,200	$-	-	$-	$(15,853,200)	$-
Prepaid on behalf of VIE	3,017,337	-	-	-	(3,017,337)	-
Amount due from VIE	-	-	13,323,711		(13,323,711)	-
Service fee receivable from VIE	-	-	116,190	-	(116,190)	-
Amount due from Non-VIE	-	-		1,914,828	(1,914,828)	-
Amount due from EZGO	-	-		316,524	(316,524)	-
Current assets	20,145,974	7,831	18,187,550	23,880,044	(34,541,789)	27,679,610
Amount due to VIE	(316,524)	-	(1,914,828)	-	2,231,352	-
Amount due to non-VIE	-	-		(13,323,711)	13,323,711	-
Service fee payable to WFOE	-	-	-	(116,190)	116,190	-
Amount due to EZGO	-	(15,853,200)		(3,017,337)	18,870,537	-
Working capital	19,781,865	(15,844,963)	16,188,763	(1,921,225)	-	18,204,440
Investment in non-VIE subsidiaries	-	15,753,483		-	(15,753,483)	-
Assets	20,145,974	15,761,314	18,187,547	38,212,105	(50,295,270)	42,011,670

	As of September 30, 2020
	Parent	Non-VIE Subsidiaries	WFOE	VIE and its subsidiaries	Eliminations	Consolidated

Service fee receivable from VIE	-	-	116,190	-	(116,190)	-
Current assets	-	-		16,316,861	-	16,316,861
Service fee payable to WFOE	-	-	-	(116,190)	116,190	-
Working capital	-	-	116,190	9,528,018	-	9,644,208
Investment in non-VIE subsidiaries	116,190	116,190		-	(232,380)	-
Assets	116,190	116,190	116,190	19,817,798	(348,570)	19,817,798

Consolidated Cash Flows Information

	Fiscal Year Ended September 30, 2022
	Parent	Non-VIE Subsidiaries	WFOE	VIE and its subsidiaries	Eliminations	Consolidated

Total cash used in operating activities	$132,326	$(3,456)	(11,973,551)	$1,489,651	$-	$(10,355,030)
Loan to non-VIE subsidiaries	(308,200)	-		-	308,200	-
Loan to VIE and its subsidiaries	-	-	(335,714)	-	335,714	-
Amounts due from non-VIE subsidiaries	-	-	(1,546)	(722)	2,268	-
Loan to Changzhou EZGO	(8,000,000)	-	-	(5,675,124)	13,675,124	-
Invest in subsidiary	-	(313,000)	-	-	313,000	-
Others(1)	-	-	-	(4,481,075)	-	(4,481,075)
Total cash used in investing activities	(8,308,200)	(313,000)	(337,260)	(10,156,921)	14,634,306	(4,481,075)
Loans from EZGO	-	308,200	8,000,000	-	(8,308,200)	-
Loans from Changzhou EZGO	-	-	-	335,714	(337,260)	-
Amount due to Changzhou EZGO		1,546
Amounts due to VIE and its subsidiaries	-	722	5,675,124	-	(5,675,846)	-
Contribution from shareholder	8,000,000	-	313,000	-	(313,000)	8,000,000
Others(2)	-	-	-	6,243,210	-	6,243,210
Total cash provided by financing activities	8,000,000	310,468	13,988,124	6,578,924	(14,634,306)	14,243,210
Effect of exchange rate changes	2,657	-	1,280,821	(2,167,250)	-	(883,772)
Net increase in cash, cash equivalents and restricted cash	(173,217)	(5,988)	2,958,134	(4,255,596)	-	(1,476,667)

	Fiscal Year Ended September 30, 2021
	Parent	Non-VIE Subsidiaries	WFOE	VIE and its subsidiaries	Eliminations	Consolidated

Total cash used in operating activities	$(801,208)	$(1,963)	(4,351,605)	$(1,101,659)	$-	$(6,256,435)
Payment for acquisition of Tianjin Jiahao Bicycle Co., Ltd. on behalf of VIE	(3,017,337)	-		-	3,017,337	-
Loan to subsidiary of EZGO	(15,853,200)	-		-	15,853,200	-
Loan to VIE	-	-	(13,323,711)	-	13,323,711	-
Invest in subsidiary		(15,843,000)			15,843,000
Amount due from Changzhou EZGO	-	-		(1,914,828)	1,914,828	-
Others(1)	-	-		(11,037,254)	-	(11,037,254)
Total cash used in investing activities	(18,870,537)	(15,843,000)	(13,323,711)	(12,952,082)	49,952,076	(11,037,254)
Loans from EZGO	-	15,853,200		3,017,337	(18,870,537)	-
Loans from Changzhou EZGO	-	-		13,323,711	(13,323,711)	-
Amount due to VIE	-	-	1,914,828	-	(1,914,828)	-
Contribution from shareholder			15,843,000		(15,843,000)
Proceeds from issuance of ordinary shares in connection with IPO, net of issuance cost	20,947,182	-		-	-	20,947,182
Others(2)	-	-		1,816,894	-	1,816,894
Total cash provided by financing activities	20,947,182	15,853,200	17,757,828	18,157,942	(49,952,076)	22,764,076
Effect of exchange rate changes	-	-		78,968	-	78,968
Net increase in cash, cash equivalents and restricted cash	1,275,437	8,237	82,512	4,183,169	-	5,549,355

(1)	Other cash flows from investing activities mainly include the purchase of property, plants and equipment and land use right, and the purchase of short-term investments.

(2)	Other cash flows from financing activities mainly include the collection of loan to shareholder and proceeds from short-term borrowings.

	Fiscal Year Ended September 30, 2020
	Parent	Non-VIE Subsidiaries	WFOE	VIE and its subsidiaries	Eliminations	Consolidated

Total cash provided by operating activities	$-	$-	-	$4,024,769	$-	$4,024,769
Total cash used in investing activities	-	-	-	(3,349,847)	-	(3,349,847)
Total cash used in financing activities	-	-	-	(4,004,361)	-	(4,004,361)
Effect of exchange rate changes	-	-	-	36,324	-	36,324
Net decrease in cash, cash equivalents and restricted cash	-	-	-	(3,293,115)	-	(3,293,115)

Transfer of Cash through Our Organization

EZGO can transfer cash to its subsidiaries through capital contributions and/or intercompany loans, and EZGO’s subsidiaries can transfer cash to EZGO through dividends or other distributions and/or intercompany loans. Additionally, EZGO’s subsidiaries can transfer cash to the VIE through loans, and the VIE can transfer cash to EZGO as service fees under the VIE Agreements and/or through loans. We intend to settle amounts owed under the VIE Agreements.

Prior to the completion of our initial public offering in January 2021, the sources of funds of the VIE and its subsidiaries primarily consisted of shareholders capital injection and cash generated from operations.

After the completion of our initial public offering, our holding company, EZGO, transferred funds through a shareholder loan to EZGO HK. EZGO HK transferred funds through an increase in the registered capital to Changzhou EZGO. EZGO and Changzhou EZGO provided loans to the VIE, subject to statutory limits and restrictions.

For the fiscal year ended September 30, 2021, EZGO provided an interest-free loan of US$15,853,200 to EZGO HK; EZGO also paid US$3,017,337 on behalf of the VIE for the acquisition of Tianjin Jiahao Bicycle Co., Ltd., a former subsidiary of the VIE, and insurance fees; and EZGO HK injected registered capital of US$15,843,000 into Changzhou EZGO. Changzhou EZGO provided loans of US$13,323,711 to the VIE and had US$1,914,828 of payables due to the VIE.

For the fiscal year ended September 30, 2022, EZGO provided an additional interest-free loan of US$308,200 to EZGO HK and provided an interest-free loan of US$8,000,000 to Changzhou EZGO; and EZGO HK injected registered capital of US$313,000 into Changzhou EZGO. Changzhou EZGO provided loans of US$335,714 to the VIE and had US$7,589,951 of payables due to the VIE and its subsidiaries.

The details of loans provided by Changzhou EZGO are shown below:

Start Date	Maturity Date	Amount	Annual Interest Rate
April 6, 2021	April 5, 2026	$3,514,444	5%
June 9, 2021	June 8, 2026	$2,108,667	5%
September 17, 2021	September 16, 2024	$562,311	4%
September 29, 2021	September 28, 2024	$2,361,707	4%
October 13, 2021	October 13, 2026	3,514,444	Chinese Loan Prime Rate (LPR)+0.25%
December 21, 2021	December 21, 2024	309,271	4%
Total		$12,370,844

Foresaid transactions, including capital injection and loans, would be eliminated upon consolidation.

We maintain bank accounts in China, including cash in Renminbi of RMB31,208,525 and cash in USD of US$7,187 as of September 30, 2022. Funds are transferred between EZGO, its subsidiaries, and the VIE for their daily operation purposes. The transfer of funds between our PRC subsidiaries and the VIE are subject to the Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases (2020 Revision, the “Provisions on Private Lending Cases”), which was implemented on August 20, 2020 to regulate the financing activities between natural persons, legal persons and unincorporated organizations. The Provisions on Private Lending Cases set forth that private lending contracts will be upheld as invalid under the circumstance that (i) the lender swindles loans from financial institutions for relending; (ii) the lender relends the funds obtained by means of a loan from another profit-making legal person, raising funds from its employees, illegally taking deposits from the public; (iii) the lender who has not obtained the lending qualification according to the law lends money to any unspecified object of the society for the purpose of making profits; (iv) the lender lends funds to a borrower when the lender knows or should have known that the borrower intended to use the borrowed funds for illegal or criminal purposes; (v) the lending is in violation of public orders or good morals; or (vi) the lending is in violation of mandatory provisions of laws or administrative regulations. Due to the circumstances aforementioned do not exist in the PRC subsidiaries’ operations, our PRC counsel, DeHeng Law Offices, is of the view that the Provisions on Private Lending Cases does not prohibit using cash generated from one subsidiary to fund another subsidiary’s operations. We have not been notified of any other restriction which could limit our PRC subsidiaries’ ability to transfer cash between subsidiaries. As of the date of this prospectus, we have not installed any cash management policies that dictate how funds are transferred between us, our subsidiaries, and the VIE.

There is no assurance that the PRC government will not intervene or impose restrictions on the ability of us, our subsidiaries and the VIE to transfer cash. Most of our cash is in Renminbi, and the PRC government could prevent the cash maintained from leaving the PRC, could restrict deployment of the cash into the business of the WFOE, the VIE and its subsidiaries and restrict the ability to pay dividends. For details regarding the restrictions on our ability to transfer cash between us, our subsidiaries and the VIE, see “Risk Factors — Risks Related to Doing Business in China — The PRC government could prevent the cash maintained from leaving the PRC, restrict deployment of the cash into the business of the WFOE, the VIE and its subsidiaries and restrict the ability to pay dividends to U.S. investors, which could materially adversely affect EZGO’s operations through the WFOE, the VIE and its subsidiaries in China” on page 32  of this prospectus. We currently do not have cash management policies that dictate how funds are transferred between us, our subsidiaries, and the VIE.

Dividends and Other Distributions

EZGO is a holding company incorporated in the BVI with no material operations of its own and does not generate any revenue. It currently conducts its business in China through the WFOE, the VIE and its subsidiaries, with substantially all of its operations and assets in China. We are permitted under PRC laws and regulations to provide funding to our wholly foreign-owned enterprise, the WFOE, only through loans or capital contributions, and to the VIE only through loans, and only if we satisfy the applicable government registration and approval requirements. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation on loans to, and direct investment in, PRC entities by offshore holding companies and governmental control in currency conversion may delay or prevent us from using the proceeds from our initial public offering or follow-on offering to make loans to or make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand EZGO’s business” on page 31  of this prospectus.

Under our current corporate structure, we rely on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have, including the funds necessary to pay dividends and other cash distributions to our shareholders or to service any debt we may incur. Our subsidiaries and VIE in the PRC generate and retain cash generated from operating activities and re-invest it in their business, respectively. If any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us.

Our PRC subsidiaries are permitted to pay dividends only out of their retained earnings. However, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, after making up for previous year’s accumulated losses, if any, to fund certain statutory reserves, until the aggregate amount of such funds reaches 50% of its registered capital. This portion of our PRC subsidiaries’ respective net assets are prohibited from being distributed to their shareholders as dividends. However, neither any of our subsidiaries nor the VIE has paid any dividends or made any other distributions to our holding company or any U.S. investors as of the date of this prospectus. See also “Risk Factors — Risks Related to Doing Business in China - Our PRC subsidiaries are subject to restrictions on paying dividends or making other payments to us, which may restrict our ability to satisfy our liquidity requirements, and any limitation on the ability of our PRC subsidiaries to make remittance to pay dividends to us could limit our ability to access cash generated by the operations of those entities” on page 35 of this prospectus.

Under existing PRC foreign exchange regulations, currently EZGO’s PRC subsidiaries may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to EZGO without the approval of the State Administration of Foreign Exchange (“SAFE”), by complying with certain procedural requirements. However, the relevant PRC governmental authorities may limit or eliminate EZGO’s ability to purchase foreign currencies in the future for current account transactions. Since a significant amount of EZGO’s PRC revenue is denominated in Renminbi, any existing and future restrictions on currency exchange or outbound capital flows may limit its ability to utilize revenue generated in Renminbi to fund EZGO’s business activities outside of the PRC, make investments, service any debt EZGO may incur outside of China or pay dividends or make distributions in foreign currencies to EZGO’s shareholders, including holders of EZGO’s Ordinary Shares. In addition, any transfer of funds by EZGO to its PRC subsidiaries, either as a shareholder loan or as an increase in the registered capital, is subject to a series of procedural requirements imposed by SAFE, SAMR, MOFCOM, or their local counterparts. This may hinder or delay EZGO’s deployment of cash into its subsidiaries’ and the VIE’s business, which could result in a material and adverse effect on EZGO’s operations through the WFOE, the VIE and its subsidiaries in China. See risks disclosed under “Risk Factors — Risks Related to Doing Business in China – Restrictions on currency exchange or outbound capital flows may limit our ability to utilize our PRC revenue effectively” on page 30  of the this prospectus, “Risk Factors — Risks Related to Doing Business in China – PRC regulations relating to foreign exchange registration of overseas investment by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into these subsidiaries, limit PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us” on page30  of this prospectus, and “Risk Factors — Risks Related to Doing Business in China – The PRC government could prevent the cash maintained from leaving the PRC, restrict deployment of the cash into the business of the WFOE, the VIE and its subsidiaries and restrict the ability to pay dividends to U.S. investors, which could materially adversely affect EZGO’s operations through the WFOE, the VIE and its subsidiaries in China” on page 32  of the this prospectus.

As of September 30, 2022, none of our subsidiaries had ever paid any dividends or made any other distributions to us or their respective holding companies nor have we or any of our subsidiaries ever paid dividends or made any other distributions to U.S. investors. EZGO intends to retain most, if not all, of its available funds and any future earnings and cash proceeds from overseas financing activities to fund the development and growth of its business. As a result, we do not expect to pay any cash dividends in the foreseeable future.

In addition, the PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders. See ““Risks Related to Doing Business in China - Restrictions on currency exchange or outbound capital flows may limit our ability to utilize our PRC revenue effectively” on page 30  of this prospectus.

A 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises. Any gain realized on the transfer of Ordinary Shares by such investors is also subject to PRC tax at a current rate of 10% which in the case of dividends will be withheld at source if such gain is regarded as income derived from sources within the PRC. See also “Risk Factors — Risks Related to Doing Business in China- There are significant uncertainties under the PRC EIT Law relating to the withholding tax liabilities of our PRC subsidiaries, and dividends payable by our PRC subsidiaries to our offshore subsidiaries may not qualify to enjoy certain treaty benefits” on page 34 of this prospectus.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Implications of Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenue for the last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of our fiscal year during which we have total annual gross revenues of at least US$1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering; (iii) the date on which we have, during the previous three year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which would occur if the market value of EZGO’s Ordinary Shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Recent Regulatory Developments in China

Recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement.

Among other things, the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”) and Anti-Monopoly Law of the People’s Republic of China promulgated by the SCNPC which became effective in 2008 (“Anti-Monopoly Law”), established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. Such regulation requires, among other things, that the SAMR be notified in advance of any change-of-control transaction in which a foreign investor acquires control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions of the State Council on the Standard for Declaration of Concentration of Business Operators, issued by the State Council in 2008, are triggered. Moreover, the Anti-Monopoly Law requires that transactions which involve national security, the examination on the national security shall also be conducted according to the relevant provisions of the State. In addition, the PRC Measures for the Security Review of Foreign Investment which became effective in January 2021 require acquisitions by foreign investors of PRC companies engaged in military-related or certain other industries that are crucial to national security be subject to security review before consummation of any such acquisition.

On July 6, 2021, the relevant PRC government authorities made public the “Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law” or the “Opinions.” The Opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. As the Opinions are recently issued, official guidance and related implementation rules have not been issued yet and the interpretation of the Opinions remains unclear at this stage. See “Risk Factors – Risks Related to Doing Business in China — The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China” on page 37  of this prospectus.

In addition, on December 28, 2021, the Measures for Cybersecurity Review (2021 version) was promulgated and became effective on February 15, 2022, which iterates that any “online platform operators” controlling personal information of more than one million users which seeks to list on a foreign stock exchange should also be subject to cybersecurity review. The Measures for Cybersecurity Review (2021 version), further elaborates the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. Our PRC counsel, DeHeng Law Offices, is of the view as a result of: (i) EZGO is listed on the Nasdaq and does not “seek to list on any other foreign stock exchange”; (ii) EZGO does not hold personal information on more than one million users in its business operations through the WFOE, the VIE and its subsidiaries; and (iii) data processed in EZGO’s business does not have a bearing on national security and thus may not be classified as core or important data by the authorities, EZGO is not required to apply for a cybersecurity review under the Measures for Cybersecurity Review (2021 version).

On February 17, 2023, the CSRC issued the Overseas Listing Regulations, which became effective on March 31, 2023. The Overseas Listing Regulations are applicable to overseas securities offerings and/or listings conducted by issuers who are (i) PRC domestic companies and (ii) companies incorporated overseas with substantial operations in the PRC. The Overseas Listing Regulations stipulate that such issuer shall fulfill the filing procedures within three working days after it makes an application for initial public offering and listing in an overseas stock market. Among other things, if an overseas listed issuer intends to effect any follow-on offering in an overseas stock market, it should, through its major operating entity incorporated in the PRC, submit filing materials to the CSRC within three working days after the completion of the offering. The required filing materials shall include, but not be limited to, (1) filing report and relevant commitment letter and (2) domestic legal opinions.  The Overseas Listing Regulations may subject us to additional compliance requirements in the future, and we cannot assure you that we will be able to get the clearance of filing procedures under the Overseas Listing Regulations on a timely basis, or at all. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our securities, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our Ordinary Shares to significantly decline in value or become worthless.

According to the Notice by the General Office of the State Council of Comprehensively Implementing the List-based Management of Administrative Licensing Items (No. 2 [2022] of the General Office of the State Council) and its attachment, the List of Administrative Licensing Items Set by Laws, Administrative Regulations, and Decisions of the State Council (2022 Edition), as of the date of this prospectus, we, our PRC subsidiaries, the VIE and its subsidiaries have received from PRC authorities all requisite licenses, permissions or approvals needed to engage in the businesses currently conducted in China, and no permission or approval has been denied. Such licenses and permissions include, but not be limited to, business registration, pollutant discharge permit, construction planning permit, fire protection design review of construction project, and fire protection acceptance of construction project. The following table provides details on the licenses and permissions held by our PRC subsidiaries, the VIE and its subsidiaries:

Company	License/Permission	Issuing Authority	Validity
Changzhou EZGO	Business License	Market Supervision Administrative Bureau of Changzhou Wujin	June 12, 2019 - Long-term
Jiansu EZGO Energy Supply Chain Technologies Co., Ltd.	Business License	Administrative Examination and Approval Bureau of Changzhou Wujin	December 10, 2021 - Long-term
Jiangsu EZGO Electronic Technologies, Co., Ltd.	Business License	Administrative Examination and Approval Bureau of Changzhou Wujin	July 30, 2019 - Long-term
Hengmao Power Battery	Business License	Administrative Examination and Approval Bureau of Changzhou Wujin	May 5, 2014 - May 4, 2034
Yizhiying IoT	Business License	Administrative Examination and Approval Bureau of Changzhou Wujin	August 21, 2018 - Long-term
Jiangsu Cenbird	Business License	Economic Development Zone Administrative Committee of Jiangsu Changzhou	May 7, 2018 - Long-term
Changzhou Langyi	Business License	Administrative Examination and Approval Bureau of Changzhou Wujin	August 6, 2021 - Long-term
Jiangsu Langyi Import and Export Trading Co., Ltd.	Business License	Administrative Examination and Approval Bureau of Changzhou Wujin	December 7, 2021 - Long-term
Changzhou Sixun Technology Co., Ltd.	Business License	Administrative Examination and Approval Bureau of Changzhou Tianning	February 17, 2023- Long-term
Changzhou Higgs Intelligent Technology Co., Ltd.	Business License	Administrative Examination and Approval Bureau of Changzhou Xinbei	January 20, 2023- Long-term

As of the date of this prospectus, as advised by our PRC legal counsel, DeHeng Law Offices, none of our company, our subsidiaries, or the VIE are covered by permissions requirements from the CSRC, the Cyberspace Administration of China (the “CAC”), or any other governmental agency that is required to approve the VIE’s operations, and therefore no such permission or approval has been denied.

As of the date of this prospectus, no relevant laws or regulations in the PRC explicitly require us, our subsidiaries, or the VIE to seek approval from the CSRC or any other PRC governmental authorities for our overseas listing or securities offering plans, nor has our company, any of our subsidiaries, or the VIE or any of its subsidiaries, received any inquiry, notice, warning or sanctions regarding any securities offering from the CSRC or any other PRC governmental authorities. However, since these statements and regulatory actions by the PRC government are newly published and official guidance and related implementation rules have not been issued, it is highly uncertain what the potential impact such modified or new laws and regulations will have on our daily business operations, or the ability to accept foreign investments and list on a U.S. or other foreign exchange. The SCNPC or other PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that require our company, the WFOE, the VIE or its subsidiaries to obtain regulatory approval from Chinese authorities before offering securities in the U.S., BVI or other rules and regulations that place restrictions on capital raising or other activities by companies with extensive operations in China could adversely affect EZGO’s business through the WFOE, the VIE and its subsidiaries in China and results of operations. See Risk Factors – Risks Related to Doing Business in China – The PRC government exerts substantial influence over the manner in which EZGO conducts its business activities through the WFOE, the VIE and its subsidiaries in China. The PRC government may also intervene or influence EZGO’s operations through the WFOE, the VIE and its subsidiaries in China at any time, which could result in a material change in its operations and its ordinary shares could decline in value or become worthless” on page 24 of this prospectus for a discussion of these legal and operational risks and other information that should be considered before making a decision to purchase EZGO’s securities. In the event that we, our subsidiaries, or the VIE (i) do not receive or maintain any requisite permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future, we, our subsidiaries, and the VIE may be subject to sanctions imposed by the relevant PRC regulatory authority, including fines and penalties, revocation of the licenses of the WFOE, the VIE and its subsidiaries, and suspension of these entities’ business, restrictions or limitations on our ability to pay dividends outside of China, regulatory orders, including injunctions requiring the WFOE, the VIE and its subsidiaries to cease collecting or processing data, litigation or adverse publicity, the delisting of EZGO’s securities on Nasdaq, and other forms of sanctions, which may materially and adversely affect its business, financial condition, and results of operations.

Effect of Holding Foreign Companies Accountable Act

The HFCA Act, which was signed into law on December 18, 2020, requires a foreign company to submit that it is not owned or manipulated by a foreign government or disclose the ownership of governmental entities and certain additional information, if the PCAOB, is unable to inspect completely a foreign auditor that signs the company’s financial statements. If the PCAOB is unable to inspect the Company’s auditors for three consecutive years, the Company’s securities will be prohibited from trading on a national exchange. On June 22, 2021, the U.S. Senate passed the AHFCA Act, which amends the HFCA Act and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, and thus, would reduce the time before EZGO’s securities may be prohibited from trading or delisted. On December 29, 2022, the AHFCA Act was signed into law. Due to a position taken by the CSRC, the PCAOB is prevented from fully inspecting auditing records and evaluating quality control procedures of the auditors based in China. As a result, the investors may be deprived of the benefits of such PCAOB inspections. Any inability of the PCAOB to conduct inspections of auditors in China could make it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause existing and potential investors in EZGO’s Ordinary Shares to lose confidence in our reported financial information and the quality of our financial statements. These developments could add uncertainties to EZGO’s offering, including the possibility that the SEC may prohibit trading in EZGO’s securities if the PCAOB cannot fully inspect or investigate our auditor and we fail to appoint a new auditor that is accessible to the PCAOB and that Nasdaq can delist EZGO’s Ordinary Shares.

On December 16, 2021, the PCAOB issued its determination report that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions, and the PCAOB included in the report of its determination a list of the accounting firms that are headquartered in mainland China or Hong Kong. This report does not include our former auditors, MarcumAsia and Briggs & Veselka, or our current auditor, WWC. On August 26, 2022, the PCAOB announced that it had signed the Statement of Protocol with the CSRC and the MOF. The terms of the Statement of Protocol would grant the PCAOB complete access to audit work papers and other information so that it may inspect and investigate PCAOB-registered accounting firms headquartered in mainland China and Hong Kong. On December 15, 2022, the PCAOB announced that it has secured complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate the previous 2021 determination report to the contrary. Our current auditor, WWC, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Notwithstanding the foregoing, in the future, if there is any regulatory change or step taken by PRC regulators that does not permit our auditor to provide audit documentations located in China to the PCAOB for inspection or investigation, investors may be deprived of the benefits of such inspection. Any audit reports not issued by auditors that are completely inspected by the PCAOB, or a lack of PCAOB inspections of audit work undertaken in China that prevents the PCAOB from regularly evaluating our auditors’ audits and their quality control procedures, could result in a lack of assurance that our financial statements and disclosures are adequate and accurate, then such lack of inspection could cause EZGO’s securities to be delisted from the stock exchange.

On December 2, 2021, the SEC adopted final amendments to its rules implementing the HFCA Act. Such final rules establish procedures that the SEC will follow in (i) determining whether a registrant is a “Commission-Identified Issuer” (a registrant identified by the SEC as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction) and (ii) prohibiting the trading of an issuer that is a Commission-Identified Issuer for three consecutive years under the HFCA Act. The SEC began identifying Commission-Identified Issuers for the fiscal years beginning after December 18, 2020. A Commission-Identified Issuer is required to comply with the submission and disclosure requirements in the annual report for each year in which it was identified. Since we were not identified as a Commission-Identified Issuer for the fiscal year ended September 30, 2022, we were not required to comply with the submission or disclosure requirements in the 2022 Annual Report. As of the date of this prospectus, we have not been, and do not expect to be identified by the SEC under the HFCA Act. As disclosed earlier, on December 15, 2022, the PCAOB announced that it had secured complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate the previous 2021 determination report to the contrary. However, whether the PCAOB will continue to conduct inspections and investigations completely to its satisfaction of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s control including positions taken by authorities of the PRC. The PCAOB is required under the HFCA Act to make its determination on an annual basis with regards to its ability to inspect and investigate completely accounting firms based in the mainland China and Hong Kong. The possibility of being a “Commission-Identified Issuer” and risk of delisting could continue to adversely affect the trading price of our securities. Should the PCAOB again encounter impediments to inspections and investigations in mainland China or Hong Kong as a result of positions taken by any authority in either jurisdiction, the PCAOB will make determinations under the HFCA Act as and when appropriate.

For details on the effects of HFCA Act on us, see “Risk Factors— Risks Related to Doing Business in China — EZGO’s Ordinary Shares may be delisted under the HFCA Act if the PCAOB is unable to adequately inspect audit documentation located in China. The delisting of EZGO’s Ordinary Shares, or the threat of their being delisted, may materially and adversely affect EZGO’s Ordinary Shares. Additionally, the inability of the PCAOB to conduct adequate inspections deprives our shareholders of the benefits of such inspections. Furthermore, the Accelerating Holding Foreign Companies Accountable Act, which amends the HFCA Act and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three on page 39  of this prospectus. .”

Corporate Information

Our principal executive offices are located at Building #A, Floor 2, Changzhou Institute of Dalian University of Technology, Science and Education Town, Wujin District, Changzhou City, Jiangsu, China 213164, and our phone number is + 86 51983683805. Our registered agent in the BVI is Maples Corporate Services (BVI) Limited, PO Box 173, Kingston Chambers, Road Town Tortola, British Virgin Islands. Investors should submit any inquiries to the address and telephone number of our principal executive offices.

Our principal website is www.ezgotech.com.cn. The information contained on this website is not a part of this prospectus.

Summary of Risk Factors

Below please find a summary of the principal risks we, our subsidiaries, the VIE and its subsidiaries face. For a detailed description of the risk factors we, our subsidiaries, the VIE and its subsidiaries may face, see “Item 3. Key Information — D. Risk Factors” in our 2022 Annual Report, which is incorporated by reference in this prospectus and “Risk Factors” in this prospectus. We have also included risk factors relating to Risks Related to Doing Business in China in this prospectus in Risk Factors.

Risks Related to Doing Business in China

We are subject to risks and uncertainties relating to doing business in China in general, including, but are not limited to, the following:

●	Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.

●	We may be adversely affected by the complexity, uncertainties, and changes in PRC regulation of internet retailers.

●	Changes in China’s economic, political, or social conditions or government policies could have a material adverse effect on EZGO’s business and operations. The enforcement of laws and rules and regulations in China may change quickly with little advance notice, which could result in a material adverse change in EZGO’s operations and the value of EZGO’s Ordinary Shares.

●	The Chinese government may intervene or influence EZGO’s operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in EZGO’s operations and/or the value of the securities EZGO has registered for sale. Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder EZGO’s ability to offer or continue to offer its securities to investors and cause the value of such securities to significantly decline or become worthless.

●	Restrictions on currency exchange or outbound capital flows may limit our ability to utilize our PRC revenue effectively. In addition, our PRC subsidiaries are subject to restrictions on paying dividends or making other payments to us, which may restrict our ability to satisfy our liquidity requirements, and any limitation on the ability of our PRC subsidiaries to make remittance to pay dividends to us could limit our ability to access cash generated by the operations of those entities.

●	PRC regulations relating to foreign exchange registration of overseas investment by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into these subsidiaries, limit PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

●	PRC regulation on loans to, and direct investment in, PRC entities by offshore holding companies and governmental control in currency conversion may delay or prevent us from using the proceeds of our initial public offering or follow-on offering to make loans to or make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand EZGO’s business.

●	Our PRC subsidiaries are subject to restrictions on paying dividends or making other payments to us, which may restrict our ability to satisfy our liquidity requirements, and any limitation on the ability of our PRC subsidiaries to make remittance to pay dividends to us could limit our ability to access cash generated by the operations of those entities.

●	The Overseas Listing Regulations lay out the filing regulation arrangement for both direct and indirect overseas listing, and clarify the determination criteria for indirect overseas listing in overseas markets. Among other things, if an overseas listed issuer intends to effect any follow-on offering in an overseas stock market, it should, through its major operating entity incorporated in the PRC, submit filing materials to the CSRC within three working days after the completion of the offering. The required filing materials shall include, but not be limited to, (1) filing report and relevant commitment letter and (2) domestic legal opinions. The Overseas Listing Regulations may subject us to additional compliance requirements in the future. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder EZGO’s ability to offer or continue to offer its Ordinary Shares, cause significant disruption to its business operations, and severely damage its reputation, which would materially and adversely affect our financial condition and results of operations and cause EZGO’s Ordinary Shares to significantly decline in value or become worthless.

●	Substantially all of EZGO’s current operations are conducted in the PRC through the VIE and its subsidiaries, and substantially all of its assets are located in the PRC. A majority of EZGO’s current directors and officers are nationals and residents of the PRC and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

●

EZGO’s Ordinary Shares may be delisted under the HFCA Act if the PCAOB is unable to adequately inspect audit documentation located in China. The delisting of EZGO’s Ordinary Shares, or the threat of their being delisted, may materially and adversely affect EZGO’s Ordinary Shares. Additionally, the inability of the PCAOB to conduct adequate inspections deprives our shareholders of the benefits of such inspections. Furthermore, the Accelerating Holding Foreign Companies Accountable Act amends the HFCA Act and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.

Risks Related to Our Business and Industry

Risks and uncertainties related to EZGO’s business operations through the WFOE, the VIE and its subsidiaries in China, and industry include, but are not limited to, the following:

●	We may incur losses in the future.

●	We are an early-stage company of e-bicycle products and charging piles with a limited operating history. Our limited operating history in the industry may not provide an adequate basis to judge our future prospects and results of operations for this segment, and may increase the risk of your investment.

●	If we fail to develop and introduce new models of e-bicycle products in anticipation of market demand in a timely and cost-effective manner, our competitive position and ability to generate revenues may be materially and adversely affected.

●	If we fail to adopt new technologies or adapt our e-bicycles to changing customer requirements or the industry standards, our business may be materially and adversely affected.

●	If we are unable to manage our growth or execute our strategies effectively, our business and prospects may be materially and adversely affected.

●	Our marketing strategy of appealing to and growing sales to a more diversified group of users may not be successful.

●	We face intense competition in the charging pile market, and if we fail to compete effectively, we may lose market share and customers.

●	Our products and services may experience quality problems from time to time, which could result in decreased sales, adversely affect our results of operations and harm our reputation.

●	We may be subject to product liability claims if people or properties are harmed by our products and we may be compelled to undertake product recalls or take other actions, which could adversely affect our brand image and results of operations.

●	Our products are subject to safety and other standards and failure to satisfy such mandated standards would have a material adverse effect on our business and operating results.

Risks Related to Our Corporate Structure

Risks and uncertainties relating to our corporate structure include, but are not limited to, the following:

●	Our current corporate structure and business operations may be affected by the newly enacted Foreign Investment Law which does not explicitly classify whether a variable interest entity that is controlled through contractual arrangements would be deemed as foreign-invested enterprises if it is ultimately “controlled” by foreign investors.

●	We rely on contractual arrangements with the VIE and its shareholders to operate our business, which may not be as effective as direct ownership in providing operational control and otherwise have a material adverse effect as to our business.

●	Any failure by the VIE or its shareholders to perform their obligations under our contractual arrangements with them would have a material adverse effect on our business.

●	The shareholders of the VIE may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

●	If the PRC government deems that the contractual arrangements in relation to the VIE do not comply with PRC regulatory restrictions on foreign investment in the relevant industries or other PRC regulations, or if these regulations change or are interpreted differently in the future, the securities EZGO has registered may decline in value or become worthless if the determinations, changes, or interpretations result in EZGO’s inability to assert contractual rights over the assets of its PRC subsidiaries or the VIE that conducts a substantial part of EZGO’s operations.

●	Contractual arrangements in relation to the VIE may be subject to scrutiny by the PRC tax authorities and they may determine that the VIE owes additional taxes, which could negatively affect our financial condition and the value of your investment.

●	We may lose the ability to use and enjoy assets held by the VIE that are material to the operation of our business if the entity goes bankrupt or becomes subject to a dissolution or liquidation proceeding.

●	If the custodians or authorized users of our controlling non-tangible assets, including chops and seals, fail to fulfill their responsibilities, or misappropriate or misuse these assets, our business and operations may be materially and adversely affected.

Risks Related to EZGO’s Ordinary Shares

In addition to the risks and uncertainties described above, we are subject to risks relating to EZGO’s Ordinary Shares, including, but not limited to, the following:

●	An active trading market for EZGO’s Ordinary Shares may not continue and the trading price for EZGO’s Ordinary Shares may fluctuate significantly.

●	The trading price of EZGO’s Ordinary Shares may be volatile, which could result in substantial losses to investors.

●	We may not be able to maintain our listing on Nasdaq which could limit investors’ ability to make transactions in EZGO’s securities and subject us to additional trading restrictions.

●	Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of EZGO’s Ordinary Shares for return on your investment.

●	Restrictive covenants related to our previous registered direct offering may restrict our ability to obtain future financing.

Summary Consolidated Financial Information

The following table represents our selected consolidated financial information. The selected Consolidated Statements of Operations data for the years ended September 30, 2020, 2021 and 2022 and the Consolidated Balance Sheet data as of September 30, 2021 and 2022 were derived from our audited consolidated financial statements, which are included in the 2022 Annual Report, which is incorporated herein by reference. Our consolidated financial statements are prepared and presented in accordance with the U.S. GAAP.

These selected consolidated financial data below should be read in conjunction with, and are qualified in their entirety by reference to, our consolidated financial statements and related notes included elsewhere in our 2022 Annual Report, which is incorporated herein by reference, and “Item 5. Operating and Financial Review and Prospects” therein. Our historical results do not necessarily indicate results expected for any future periods. The following table presents our selected consolidated statements of operations data for the years ended September 30, 2020, 2021 and 2022:

	Years Ended September 30,
	2020	2021	2022

Net revenues	$15,243,282	$23,422,006	$17,389,217
Cost of revenues	(13,704,248)	(23,039,528)	(17,170,178)
Gross profit	1,539,034	382,478	219,039

Selling and marketing expenses	(385,722)	(1,558,719)	(1,008,422)
General and administrative expenses	(1,081,346)	(2,701,178)	(5,673,224)
Total operating expenses	(1,467,068)	(4,259,897)	(6,681,646)

Income (loss) from operations	71,966	(3,877,419)	(6,462,607)

Interest expense, net	(14,803)	(60,756)	(40,051)
Other income (expenses), net	393,198	141,530	(357,448)
Total other income (expenses), net	378,395	80,774	(397,499)

Income (loss) from continuing operations before income tax expense	450,361	(3,796,645)	(6,860,106)
Income tax (expense) benefit	(116,063)	419,405	(527,119)
Net income (loss) from continuing operations	334,298	(3,377,240)	(7,387,225)
Loss from discontinued operation, net of tax	(57,376)	(36,404)	(81,605)
Net income (loss)	276,922	(3,413,644)	(7,468,830)

Net income (loss) from continuing operations	334,298	(3,377,240)	(7,468,830)
Less: net income (loss) attributable to non-controlling interests from continuing operations	129,748	(434,971)	(1,005,032)
Net income (loss) attributable to EZGO Technologies Ltd.’s shareholders from continuing operations	204,550	(2,942,269)	(6,382,193)

Loss from discontinued operation, net of tax	(57,376)	(36,404)	(81,605)
Less: net income attributable to non-controlling interests from discontinued operation	-	-	-
Net loss attributable to EZGO Technologies Ltd.’s shareholders from discontinued operation	(57,376)	(36,404)	(81,605)
Net income (loss) attributable to EZGO Technologies Ltd.’s shareholders	$147,174	$(2,978,673)	$(6,463,798)

Net income (loss) from continuing operations per Ordinary Share:
Basic and diluted	$0.03	$(0.27)	$(0.47)
Net loss from discontinued operation per Ordinary Share:
Basic and diluted	$(0.01)	$(0.00)	$(0.01)
Net income (loss) per Ordinary Share:
Basic and diluted	$0.02	$(0.27)	$(0.48)
Weighted average shares outstanding
Basic and diluted	7,800,000	10,735,606	13,662,927

The following table presents a summary of our consolidated balance sheet data as of September 30, 2020, 2021 and 2022:

	As of September 30,
	2020	2021	2022

Balance Sheet Data:
Cash and cash equivalents	$322,598	$4,774,531	$4,389,990
Total assets	19,817,798	42,011,670	47,507,582
Total liabilities	6,672,653	9,475,170	13,968,203
Total EZGO Technologies Ltd.’s shareholders’ equity	8,869,462	28,518,002	30,637,915
Non-controlling interests	4,275,683	4,018,498	2,901,464
Total equity	13,145,145	32,536,500	33,539,379

THE OFFERING

Issuer	EZGO Technologies Ltd.

Securities being registered for resale by the Selling Shareholders named in the prospectus	7,104,350 Ordinary Shares issued by us to the Selling Shareholders in connection with the terms and conditions of the Equity Transfer Agreement.

Offering prices	The securities offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Shareholders may determine. See “Plan of Distribution.”

Use of proceeds

The Selling Shareholders will receive all of the net proceeds from the sale of any Ordinary Shares offered by them under this prospectus.

We will pay all costs, fees and expenses incurred in connection with the registration of the Ordinary Shares covered by this prospectus. See “Use of Proceeds.”

Dividend policy	As of September 30, 2022, none of our subsidiaries had ever paid any dividends or made any other distributions to us or their respective holding companies nor have we or any of our subsidiaries ever paid dividends or made any other distributions to U.S. investors. EZGO intends to retain most, if not all, of its available funds and any future earnings and cash proceeds from overseas financing activities to fund the development and growth of its business. As a result, we do not expect to pay any cash dividends in the foreseeable future.

Market for our Ordinary Shares	Our Ordinary Shares are listed on Nasdaq Capital Market under the trading symbols “EZGO.”

Risk factors	Prospective investors should carefully consider the “Risk Factors” for a discussion of certain factors that should be considered before buying the securities offered hereby.

RISK FACTORS

The following is a summary of certain risks that should be carefully considered along with the other information contained or incorporated by reference in this prospectus and any applicable prospectus. You should carefully consider the risk factors incorporated by reference to the 2022 Annual Report, as well as the other documents incorporated by reference and the other information contained in this prospectus and accompanying prospectus, as updated by our subsequent filings under the Exchange Act. If any of the following events actually occurs, our business, operating results, prospects, or financial condition could be materially and adversely affected. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

Risks Related to Doing Business in China

Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.

Our PRC subsidiaries, the VIE and its subsidiaries are subject to various PRC laws and regulations generally applicable to companies in China. The PRC legal system is based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past four decades has significantly increased the protections afforded to various forms of foreign or private-sector investment in China.

As relevant laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect EZGO’s business through the WFOE, the VIE and its subsidiaries in China and impede its ability to continue its operations.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. The Opinions remain unclear on how the law will be interpreted, amended, and implemented by the relevant PRC governmental authorities, but the Opinions and any related implementing rules to be enacted may subject us to compliance requirements in the future.

The Measures for Cybersecurity Review (2021 version) was promulgated on December 28, 2021 and became effective on February 15, 2022, which iterates that any “online platform operators” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. We do not believe EZGO’s operations through the WFOE, the VIE and its subsidiaries in China would be considered an “operator of critical information infrastructure” or “data processor” as mentioned above, however, the revised draft of the Measures for Cybersecurity Review is in the process of being formulated and the Opinions remain unclear on how it will be interpreted, amended, and implemented by the relevant PRC governmental authorities. Thus, it is still uncertain how PRC governmental authorities will regulate overseas listing in general and whether we are required to obtain any specific regulatory approvals. Furthermore, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that EZGO obtains their approvals for any follow-on offering, EZGO may be unable to obtain such approvals which could significantly limit or completely hinder its ability to offer or continue to offer its securities to its investors.

On February 17, 2023, the CSRC issued the Overseas Listing Regulations, which became effective on March 31, 2023. The Overseas Listing Regulations are applicable to overseas securities offerings and/or listings conducted by issuers who are (i) PRC domestic companies and (ii) companies incorporated overseas with substantial operations in the PRC. The Overseas Listing Regulations stipulate that such issuer shall fulfill the filing procedures within three working days after it makes an application for initial public offering and listing in an overseas stock market. Among other things, if an overseas listed issuer intends to effect any follow-on offering in an overseas stock market, it should, through its major operating entity incorporated in the PRC, submit filing materials to the CSRC within three working days after the completion of the offering. The Overseas Listing Regulations may subject us to additional compliance requirements in the future. See “– The CSRC issued the Overseas Listing Regulations for China-based companies seeking to offer its securities in foreign markets. The Chinese government may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder EZGO’s ability to offer or continue to offer its securities to investors and could cause the value of its Ordinary Shares to significantly decline or become worthless.”

Furthermore, the PRC government authorities may strengthen oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers like us. Such actions taken by the PRC government authorities may intervene or influence EZGO’s operations through the WFOE, the VIE and its subsidiaries in China at any time, which are beyond its control. Therefore, any such action may adversely affect EZGO’s operations through the WFOE, the VIE and its subsidiaries in China and significantly limit or hinder its ability to offer or continue to offer its securities to investors and reduce the value of such securities.

Uncertainties regarding the enforcement of laws and the fact that rules and regulations in China can change quickly with little advance notice, along with the risk that the Chinese government may intervene or influence EZGO’s operations through the WFOE, the VIE and its subsidiaries in China at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers could result in a material change in its operations, financial performance and/or the value of EZGO’s Ordinary Shares or impair its ability to raise money.

The PRC government exerts substantial influence over the manner in which EZGO conducts its business activities through the WFOE, the VIE and its subsidiaries in China. The PRC government may also intervene or influence EZGO’s operations through the WFOE, the VIE and its subsidiaries in China at any time, which could result in a material change in its operations and its Ordinary Shares could decline in value or become worthless.

Based on the advice of our PRC counsel, DeHeng Law Offices, that we are currently not required to obtain approval from Chinese authorities for listing on U.S exchanges, nor the execution of the VIE Agreements. However, if the VIE or the holding company were required to obtain approval in the future and were denied permission from Chinese authorities for listing on U.S. or other foreign exchanges, EZGO will not be able to continue listing on a U.S. or other foreign exchange, continue to offer its securities to investors, or materially affect the interest of the investors and cause significantly depreciation of the price of its Ordinary Shares.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property, and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require EZGO to divest ourselves of any interest it then holds in its operations in China. Accordingly, the Chinese government may intervene or influence EZGO’s operations through the WFOE, the VIE and its subsidiaries in China at any time, which could result in a material change in its operations and/or the value of the securities EZGO has registered.

For example, the Chinese cybersecurity regulator announced on July 2, 2021, that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that Didi’s app be removed from smartphone app stores. Similarly, EZGO’s business segments may be subject to various government and regulatory interference in the regions in which it operates through the WFOE, the VIE and its subsidiaries in China. We could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. We may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply.

Furthermore, it is uncertain when and whether we will be required to obtain permission from the PRC government for listing on U.S. or other foreign exchanges, or enter into VIE Agreements in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although, in the opinion of our PRC legal counsel, DeHeng Law Offices, we are currently not required to obtain permission from any of the PRC central or local government and has not received any denial for listing on the U.S. or other foreign exchange or enter into VIE Agreements, EZGO’s operations through the WFOE, the VIE and its subsidiaries in China could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry. Recent statements by the Chinese government indicating an intent, and the PRC government may take actions to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, which could significantly limit or completely hinder EZGO’s ability to offer or continue to offer its securities to investors and cause the value of its securities to significantly decline or become worthless.

The CSRC issued the Overseas Listing Regulations for China-based companies seeking to offer its securities in foreign markets. The Chinese government may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder EZGO’s ability to continue to offer its Ordinary Shares to investors and could cause the value of its securities to significantly decline or become worthless.

On February 17, 2023, the CSRC issued the Overseas Listing Regulations, which became effective on March 31, 2023. The Overseas Listing Regulations lay out the filing regulation arrangement for both direct and indirect overseas listing, and clarify the determination criteria for indirect overseas listing in overseas markets.

The Overseas Listing Regulations are applicable to overseas securities offerings and/or listings conducted by issuers who are (i) PRC domestic companies and (ii) companies incorporated overseas with substantial operations in the PRC. The Overseas Listing Regulations stipulate that such issuer shall fulfill the filing procedures within three working days after it makes an application for initial public offering and listing in an overseas stock market. Among other things, if an overseas listed issuer intends to effect any follow-on offering in an overseas stock market, it should, through its major operating entity incorporated in the PRC, submit filing materials to the CSRC within three working days after the completion of the offering. The required filing materials shall include, but not be limited to, (1) filing report and relevant commitment letter and (2) domestic legal opinions.

In addition, an overseas offering and listing is prohibited under any of the following circumstances: (1) that the intended securities offering and listing is specifically prohibited by national laws and regulations and relevant provisions; (2) that the intended securities offering and listing may constitute a threat to or endangers national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) that, in the past three years, the domestic enterprise or its controlling shareholders or actual controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy; (4) that the domestic enterprise is currently under judicial investigation for suspicion of criminal offenses or is under investigation for suspicion of major violations, and there are no clear conclusions yet; and (5) that there are material ownership disputes over the equity of the domestic enterprise held by the controlling shareholder, a shareholder controlled by the controlling shareholder or the actual controller. The Overseas Listing Regulations stipulate the legal consequences for breaches, including failure to fulfill filing obligations or engaging in fraudulent filing behavior, which may result in a fine ranging from RMB1 million to RMB10 million, and in cases of severe violations, the relevant responsible persons may also be barred from entering the securities market.

The Overseas Listing Regulations may subject us to additional compliance requirements in the future, and we cannot assure you that we will be able to get the clearance of filing procedures under the Overseas Listing Regulations on a timely basis, or at all. We believe that none of the situations that would clearly prohibit overseas offering and listing applies to us. In reaching this conclusion, based on the advice of our PRC counsel, DeHeng Law Offices, that there is uncertainty inherent in relying on an opinion of counsel in connection with whether we are required to obtain permissions from the Chinese government that is required to approve of EZGO’s operations through the WFOE, the VIE and its subsidiaries in China and/or offering. Any failure of EZGO to fully comply with new regulatory requirements may significantly limit or completely hinder EZGO’s ability to continue to offer its securities to investors, cause significant disruption to its business operations, and severely damage its reputation, which could materially and adversely affect our financial condition and results of operations and cause its securities, including the securities EZGO has registered for sale in a prospectus, to significantly decline in value or become worthless.

We may be adversely affected by the complexity, uncertainties, and changes in PRC regulation of internet retailers.

The PRC government extensively regulates the Internet industry, including foreign ownership of, and the licensing and permit requirements pertaining to, companies in the Internet industry. These internet-related laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainties. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations. Issues, risks, and uncertainties relating to PRC government regulation of the Internet industry include, but are not limited to, the following:

●	The online commerce industry in China is still in an early stage of development and the PRC laws applicable to the industry are still evolving. Due to the lack of clarity under the existing PRC regulatory regime, we may be required to comply with additional legal and licensing requirements. For example, we are providing mobile applications to mobile device users and we are in the process of applying for the valued-added telecommunications business operating license for electronic data interchange business, or the EDI License. It is uncertain if our PRC subsidiaries, the VIE and its subsidiaries will be required to obtain a separate valued-added telecommunications business operating license for Internet content provision, or the ICP License in addition to the EDI License. Although we believe that we are not required to obtain such separate license which is in line with the current market practice, there can be no assurance that we will not be required to apply for an operating license for our mobile applications in the future.

●	The evolving PRC regulatory system for the Internet industry may lead to the establishment of new regulatory agencies. For example, in May 2011, the State Council announced the establishment of a new department, the State Internet Information Office (with the involvement of the State Council Information Office, the MIIT, and the Ministry of Public Security). The primary role of this new agency is to facilitate the policy-making and legislative development in this field to direct and coordinate with the relevant departments in connection with online content administration and to deal with cross-ministry regulatory matters in relation to the Internet industry.

●	New laws and regulations may be promulgated that will regulate internet activities, including online retail. If these new laws and regulations are promulgated, additional licenses may be required for EZGO’s operations. If EZGO’s operations do not comply with these new regulations at the time they become effective, or if EZGO fails to obtain any licenses required under these new laws and regulations, it could be subject to penalties.

The interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies relating to the internet industry have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, internet businesses in China, including EZGO’s business through the WFOE, the VIE and its subsidiaries in China. We cannot assure you that the WFOE, the VIE and its subsidiaries have obtained all the permits or licenses required for conducting our business in China or will be able to maintain existing licenses or obtain new ones.

EZGO’s business, through the WFOE, the VIE and its subsidiaries in China, is subject to complex and evolving Chinese laws and regulations regarding data privacy and security. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, penalties, changes to EZGO’s business practices, increased cost of operations, damages to its reputation and brand, or otherwise harm its business through the WFOE, the VIE and its subsidiaries in China.

In the PRC, governmental authorities have enacted a series of laws and regulations to enhance the protection of data privacy and cybersecurity. The Cybersecurity Law of the PRC and relevant regulations require network operators, which may include us, to ensure the security and stability of the services provided via network and protect individual privacy and the security of personal data in general by requiring the consent of internet users prior to the collection, use or disclosure of their personal data. Under the Cybersecurity Law, the owners and administrators of networks and network service providers have various personal information security protection obligations, including restrictions on the collection and use of personal information of users, and they are required to take steps to prevent personal data from being divulged, stolen, or tampered with. Regulatory requirements regarding the protection of personal information are constantly evolving and can be subject to differing interpretations or significant changes, making the extent of our responsibilities in that regard uncertain. An example of such evolving regulatory requirements is the Measures for Cybersecurity Review (2021 version), which was promulgated on December 28, 2021 and took effect on February 15, 2022. The measures, among others, stipulate that any “online platform operators” controlling personal information of more than one million users which seek to list in a foreign stock exchange should also be subject to cybersecurity review by the CAC. The cybersecurity review, among others, evaluates the potential risks of critical information infrastructure, core data, important data, or a large amount of personal information being influenced, controlled or maliciously used by foreign governments after the overseas listing of an operator. The procurement of network products and services, data processing activities and overseas listing should also be subject to the cybersecurity review if the CAC concerns or they potentially pose risks to national security. Our PRC counsel, DeHeng Law Offices, is of the view that EZGO is not subject to the cybersecurity review by the CAC, since (i) the cybersecurity review is not applicable to further equity or debt offerings by companies that have completed their initial public offerings in the United States; (ii) data processed in EZGO’s business operations through the WFOE, the VIE and its subsidiaries in China do not have a bearing on national security and may not be classified as core or important data by the PRC governmental authorities. However, we cannot assure you that the PRC governmental authorities will not hold opposing views or interpretations regarding the applicability of the cybersecurity review to us. As of the date of this prospectus, we have not been identified as an “operator of critical information infrastructure” by any PRC governmental authority, nor have we been informed by any PRC governmental authority to undergo a cybersecurity review.

In addition, the Data Security Law of the People’s Republic of China (the “Data Security Law”) was promulgated by the SCNPC on June 10, 2021 and took effect on September 1, 2021. Further, on July 7, 2022, the CAC released the Measures for the Security Assessment of Cross-Border Data, which became effective on September 1, 2022. According to the Measures for the Security Assessment of Cross-Border Data, where a data processor provides data abroad under any of the following circumstances, it shall apply for exit security assessment of data to the national cyberspace administration through the local provincial cyberspace administration: (i) the data processor provides important data abroad; (ii) the operators of key information infrastructure and data processors that process the personal information of more than 1 million people provide personal information abroad; (iii) data processors who have provided 100,000 personal information or 10,000 sensitive personal information abroad since January 1 of last year provide personal information abroad; and (iv) other situations required for security assessment as stipulated by the state cyberspace administration. Given the recency of the issuance of the Measures for the Security Assessment of Cross-Border Data and their pending effectiveness, there is a general lack of guidance and substantial uncertainties exist with respect to their interpretation and implementation. On November 14, 2021, the CAC released the Regulations on Cyber Data Security Management (Draft for Comments), or the draft regulations, which shall apply to the processing of personal and organizational data out of the territory of China, under the following circumstances: (i) for the purpose of providing products or services in the PRC; (ii) conducting analysis and evaluation of domestic individuals and organizations; (iii) processing of important domestic data; or (iv) other circumstances provided by laws and administrative regulations. The draft regulations classify data into three categories–general data, important data and core data. Data processors that transfer data collected and generated in the PRC outside of the territory of China are required to prepare a data security assessment report to the local cyberspace administration if (i) the data to be transmitted outside of the territory of China include important data, (ii) critical information technology infrastructure operators and data processors holding over one million users that transfer data outside the territory of China, or (iii) other circumstances that the CAC deems necessary. Meanwhile, a data processor that transfers personal information and important data out of the territory of China shall report to the local cyberspace administration of the following in the past calendar year: (i) the identities and contact information of all data receivers, (ii) the types, quantities and purposes of the transmitted data, (iii) the locations and periods of storage as well as the scope and method of use of the transmitted data, (iv) user complaints and the corresponding treatments related to the transmitted data, (v) violation of data security and the corresponding treatments related to the transmitted data, (vi) the re-transmission of the transmitted data, and (vii) other circumstances that the CAC deems necessary. A maximum of RMB10 million can be imposed on a data processor that is in violation of the draft regulations. It is uncertain whether and when the abovementioned draft measures and regulations will be adopted, and if adopted, whether the final version will contain the same provisions as the draft regulations.

The Data Security Law and the Cybersecurity Law, together with other relevant regulations, are promulgated to jointly regulate China’s online spheres in relation to personal information cybersecurity protection. There remain uncertainties regarding the further interpretation and implementation of those laws and regulations. Despite our efforts to comply with applicable laws, regulations and other obligations relating to privacy, data protection and information security, we cannot assure you that we will be compliant with such new laws, regulations and obligations in all respects, and we may be ordered to rectify and terminate any actions that are deemed non-compliant by the regulatory authorities and become subject to fines and other sanctions. As of the date of this prospectus, we have not been involved in any investigations on cybersecurity review made by the CAC on such basis, and we have not received any inquiry, notice, warning, or sanctions in such respect. We believe that that we are compliant with the regulations and policies that have been issued by the CAC to date.

In order for us to maintain or achieve compliance with applicable laws as they come into effect, it may require substantial expenditures of resources to continually evaluate our policies and processes and adapt to new requirements that are or become applicable to us. Complying with any additional or new regulatory requirements may impose significant burdens and costs on EZGO’s operations through the WFOE, the VIE and its subsidiaries in China or require it to alter its business practices. While we strive to protect our users’ privacy and data security and to comply with data protection laws and regulations applicable to us, however, we cannot assure that our existing user information protection system and technical measures will be considered sufficient under all applicable laws and regulations in all respects. Any failure or perceived failure by us to comply with applicable data privacy laws and regulations, including in relation to the collection of necessary end-user consents and providing end-users with sufficient information with respect to our use of their personal data, may result in fines and penalties imposed by regulators, governmental enforcement actions (including enforcement orders requiring us to cease collecting or processing data in a certain way), litigation and/or adverse publicity. Proceedings against us—regulatory, civil or otherwise—could force us to spend money and devote resources to the defense or settlement of, and remediation related to, such proceedings. EZGO’s business operations through the WFOE, the VIE and its subsidiaries in China could be adversely affected if the existing or future laws and regulations are interpreted or implemented in a manner that is inconsistent with our current business practices or requires changes to these practices.

The enforcement of the PRC Labor Contract Law and other labor-related regulations in the PRC may adversely affect EZGO’s business through the WFOE, the VIE and its subsidiaries in China and its results of operations.

The PRC Labor Law and the Labor Contract Law require that employers must execute written employment contracts with full-time employees. All employers must compensate their employees with wages equal to at least the local minimum wage standards. Violations of the PRC Labor Law and the Labor Contract Law may result in the imposition of fines, compensations and other administrative sanctions, and serious violations may constitute criminal offenses.

The PRC Labor Contract Law became effective and was implemented on January 1, 2008, which was amended on December 28, 2012. It has reinforced the protection of employees who, under the PRC Labor Contract Law, have the right, among others, to enter into written labor contracts, to enter into labor contracts with no fixed terms under certain circumstances, to receive overtime wages and to terminate or alter terms in labor contracts. According to the PRC Social Insurance Law, which became effective on July 1, 2011, and the Administrative Regulations on the Housing Funds, companies operating in China are required to participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance, maternity insurance and housing funds plans, and the employers must pay all or a portion of the social insurance premiums and housing funds for their employees.

As the interpretation and implementation of these laws and regulations are still evolving, our employment practice may not at all times be deemed in compliance with the new laws and regulations. If we are subject to severe penalties or incur significant liabilities in connection with labor disputes or investigations, EZGO’s business through the WFOE, the VIE and its subsidiaries in China and results of operations may be adversely affected.

Failure to make adequate contributions to various employee benefit plans and withhold individual income tax on employees’ salaries as required by PRC regulations may subject us to penalties.

Companies operating in China are required to participate in various government-mandated employee benefit contribution plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of EZGO’s employees up to a maximum amount specified by the local government from time to time at locations where EZGO, through the WFOE, the VIE and its subsidiaries in China, operates its businesses. The requirement of employee benefit contribution plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. Companies operating in China are also required to withhold individual income tax on employees’ salaries based on the actual salary of each employee upon payment. We may be subject to late fees and fines in relation to the underpaid employee benefits and under-withheld individual income tax, EZGO’s financial condition and results of operations may be adversely affected.

Changes in China’s economic, political, or social conditions or government policies could have a material adverse effect on EZGO’s business and operations through the WFOE, the VIE and its subsidiaries in China.

Currently substantially all of EZGO’s business operations are conducted in China through the WFOE, the VIE and the VIE’s subsidiaries, and substantially all of EZGO’s sales are made in China. Accordingly, EZGO’s business through the WFOE, the VIE and its subsidiaries in China, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic, and social conditions in China generally and by continued economic growth in China as a whole.

China’s economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures since the late 1970’s emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, which are generally viewed as a positive development for foreign business investment, a substantial portion of productive assets in China is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over the PRC economic growth through allocating resources, controlling payments of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While China’s economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing down. Some of the governmental measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. Any stimulus measures designed to boost the Chinese economy may contribute to higher inflation, which could adversely affect our results of operations and financial condition. For example, certain operating costs and expenses, such as employee compensation and office operating expenses, may increase as a result of higher inflation. In addition, the PRC government has implemented in the past certain measures to control the pace of economic growth. These measures may cause decreased economic activity, which in turn could lead to a reduction in demand for EZGO’s products and services provided through the WFOE, the VIE and its subsidiaries in China, and consequently have a material adverse effect on its businesses, financial condition, and results of operations. The purchase price of steel, one of main raw materials for EZGO e-bicycles production, kept stable from October 2021 to September 2022. Although the purchase price of cathode material, one of main raw materials for EZGO lithium battery production, continues rising in 2022, EZGO was able to pass those costs to end consumers by raising the selling price of products. As a result, recent inflationary pressures have not materially impacted EZGO’s operations through the WFOE, the VIE and its subsidiaries in China.

Restrictions on currency exchange or outbound capital flows may limit our ability to utilize our PRC revenue effectively.

All of our revenue is denominated in Renminbi. The Renminbi is currently convertible under the “current account,” which includes dividends, trade, and service-related foreign exchange transactions, but requires approval from or registration with appropriate government authorities or designated banks under the “capital account,” which includes foreign direct investment and loans, such as loans we may secure from our onshore subsidiaries. Currently, our PRC subsidiaries, foreign invested enterprises, may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the approval of SAFE by complying with certain procedural requirements. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions.

Since 2016, PRC governmental authorities have imposed more stringent restrictions on outbound capital flows, including heightened scrutiny over “irrational” overseas investments for certain industries, as well as over four kinds of “abnormal” offshore investments, which are:

●	investments through enterprises established for only a few months without substantive operation;

●	investments with amounts far exceeding the registered capital of onshore parent and not supported by its business performance shown on financial statements;

●	investments in targets that are not related to onshore parent’s main business; and

●	investments with abnormal sources of Renminbi funding suspected to be involved in illegal transfer of assets or illegal operation of underground banking.

On January 26, 2017, SAFE promulgated the Circular on Further Improving Reform of Foreign Exchange Administration and Optimizing Genuineness and Compliance Verification, which tightened the authenticity and compliance verification of cross-border transactions and cross-border capital flow. In addition, the Outbound Investment Sensitive Industry Catalogue (2018) lists certain sensitive industries that are subject to NDRC pre-approval requirements prior to remitting investment funds offshore, which subjects us to increased approval requirements and restrictions with respect to our overseas investment activity. Since a significant amount of our PRC revenue is denominated in Renminbi, any existing and future restrictions on currency exchange or outbound capital flows may limit our ability to utilize revenue generated in Renminbi to fund EZGO’s business activities outside of the PRC, make investments, service any debt we may incur outside of China or pay dividends in foreign currencies to our shareholders, including holders of EZGO’s Ordinary Shares.

PRC regulations relating to foreign exchange registration of overseas investment by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into these subsidiaries, limit PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

On July 4, 2014, SAFE promulgated the Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, which replaced the former Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment via Overseas Special Purpose Vehicles (generally known as SAFE Circular 75) promulgated by SAFE on October 21, 2005. On February 13, 2015, SAFE further promulgated the Circular on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Circular 13, which took effect on June 1, 2015. This SAFE Circular 13 has amended SAFE Circular 37 by requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their direct establishment or indirect control of an offshore entity established for the purpose of overseas investment or financing with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests. Qualified local banks will directly examine and accept foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration, under SAFE Circular 37 from June 1, 2015.

These circulars further require amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as an increase or decrease of capital contributed by PRC residents, share transfer or exchange, merger, division, or other material events. In the event that a PRC resident holding interests in a special purpose vehicle fails to complete the required SAFE registration, the PRC subsidiary of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Furthermore, it is unclear how this regulation, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended, and implemented by the relevant PRC government authorities, and we cannot predict how these regulations will affect EZGO’s business operations through the WFOE, the VIE and its subsidiaries in China or future strategy. Failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls. This may have a material adverse effect on EZGO’s business, financial condition, and results of operations.

According to SAFE Circular 37 and SAFE Circular 13, our shareholders or beneficial owners who are PRC residents are subject to SAFE Circular 37 or other foreign exchange administrative regulations in respect of their investment in our company. To the best of our knowledge, our PRC resident shareholders who directly or indirectly hold shares in our BVI holding company and who are known to us have completed the application for foreign exchange registrations for their foreign investment in our company in accordance with SAFE Circular 37 and SAFE Circular 13. We have taken steps to notify significant beneficial owners of Ordinary Shares whom we know are PRC residents of their filing obligations. However, we may not at all times be fully aware or informed of the identities of all our shareholders or beneficial owners that are required to make such registrations, and we may not always be able to compel them to comply with all relevant foreign exchange regulations. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents will at all times comply with, or in the future make or obtain any applicable registrations or approvals required by all relevant foreign exchange regulations. The failure or inability of such individuals to comply with the registration procedures set forth in these regulations may subject us to fines or legal sanctions, restrictions on our cross-border investment activities or our PRC subsidiaries’ ability to distribute dividends to, or obtain foreign-exchange-dominated loans from, our company, or prevent us from making distributions or paying dividends. As a result, EZGO’s business operations through the WFOE, the VIE and its subsidiaries in China and its ability to make distributions to the investors could be materially and adversely affected.

Furthermore, as these foreign exchange regulations are still relatively new and their interpretation and implementation have been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. We cannot predict how these regulations will affect EZGO’s business operations through the WFOE, the VIE and its subsidiaries in China or future strategy. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect EZGO’s business through the WFOE, the VIE and its subsidiaries in China and prospects.

PRC regulation on loans to, and direct investment in, PRC entities by offshore holding companies and governmental control in currency conversion may delay or prevent us from using the proceeds of our initial public offering or follow-on offering to make loans to or make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand EZGO’s business.

EZGO is a company incorporated in the BVI structured as a holding company conducting its operations in China through its PRC subsidiaries. As permitted under PRC laws and regulations, in utilizing the proceeds of its initial public offering or follow-on offering, EZGO may make loans to its PRC subsidiaries subject to the approval from governmental authorities and limitation of amount, or EZGO may make additional capital contributions to its PRC subsidiaries. Furthermore, loans by EZGO to its PRC subsidiaries to finance their activities cannot exceed the difference between their respective total project investment amount and registered capital or 2.5 times of their net worth and capital contributions to its PRC subsidiaries are subject to the requirement of making necessary filings in the Foreign Investment Comprehensive Management Information System and registration with other governmental authorities in China.

The SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or SAFE Circular 19, effective on June 1, 2015, in replacement of the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, the Notice from the State Administration of Foreign Exchange on Relevant Issues Concerning Strengthening the Administration of Foreign Exchange Businesses, and the Circular on Further Clarification and Regulation of the Issues Concerning the Administration of Certain Capital Account Foreign Exchange Businesses. According to SAFE Circular 19, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans, the repayment of inter-enterprise loans or the repayment of bank loans that have been transferred to a third party. Although SAFE Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within the PRC, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Thus, it is unclear whether the SAFE will permit such capital to be used for equity investments in the PRC in actual practice. The SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or SAFE Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to grant loans to non-associated enterprises. Violations of SAFE Circular 19 and SAFE Circular 16 could result in administrative penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from our initial public offering or follow-on offering, to our PRC subsidiaries, which may adversely affect our liquidity and our ability to fund and expand EZGO’s business in the PRC through the WFOE, the VIE and its subsidiaries.

In light of the various requirements imposed by PRC regulation on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC subsidiaries or with respect to future capital contributions by us to our PRC subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds from our initial public offering or follow-on offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand EZGO’s business.

The PRC government could prevent the cash maintained from leaving the PRC, restrict deployment of the cash into the business of the WFOE, the VIE and its subsidiaries and restrict the ability to pay dividends to U.S. investors, which could materially adversely affect EZGO’s operations through the WFOE, the VIE and its subsidiaries in China.

The PRC government controls the conversion of Renminbi into foreign currencies and the remittance of currencies out of the PRC. We receive substantially all of our revenues in Renminbi, and most of our cash is in Renminbi. Under our corporate structure, EZGO, a BVI holding company, primarily relies on dividend payments from our PRC subsidiaries to fund any cash and financing requirements it may have. Under the existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade- and-service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the SAFE by complying with certain procedural requirements. As such, under the existing exchange restrictions, cash generated from the operations of our PRC subsidiaries can be paid as dividends in foreign currencies to EZGO without prior approval from the SAFE by complying with certain procedural requirements. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion in the future restrict access to foreign currencies for current account transactions. There is no assurance that the PRC government will not intervene or impose restrictions on the ability of us, our subsidiaries or the VIE to transfer cash. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies from the PRC subsidiary to the offshore subsidiaries, across borders, and to our shareholders, including the U.S. investors. These foreign exchange restrictions and limitations could prevent the cash maintained from leaving the PRC, and restrict our ability to pay dividends to EZGO and the U.S. investors.

There are limitations on the ability of our PRC subsidiaries to distribute earnings to their respective shareholders. On the one hand, under the current PRC laws and regulations, our PRC subsidiaries may pay dividends only out of their accumulated profits. In addition, our PRC subsidiaries are required to set aside at least 10% of their accumulated after-tax profits each year, if any, to fund certain statutory reserve funds, until the aggregate amount of such fund reaches 50% of their registered capital. Our PRC subsidiaries may at their discretion allocate a portion of their after-tax profits to staff welfare and bonus funds in accordance with relevant PRC rules and regulations. These reserve funds and staff welfare and bonus funds cannot be distributed as cash dividends. Moreover, if the PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us. On the other hand, through the VIE Agreements among Changzhou EZGO, the VIE and its shareholders, we receive substantially all of the economic benefits of the VIE, most importantly, the ability to consolidate the financial statements of the VIE with the financial statements of our holding company, EZGO under U.S. GAAP, for which we are the primary beneficiary of the VIE for accounting purposes, in consideration for the services provided by Changzhou EZGO. For more information, see “Item 3. Key Information—Contractual Arrangements and Corporate Structure” in the 2022 Annual Report. The VIE agreements are not equivalent to equity ownership, and may limit our ability to settle amounts owed by the VIE under the VIE agreements. For example, the contractually bound shareholders of the VIE could potentially breach their contractual agreements with us by failing to fulfill their contractual obligations, failing to act in our interest, or acting to the detriment of our interest. Moreover, as these shareholders, rather than Changzhou EZGO, are the actual shareholders of the VIE, we are unable to independently exercise any rights as a shareholder of the VIE and force the VIE to distribute its earnings to us. In addition, the legality or enforceability of the VIE agreements have never been tested in a court of law in China. If any relevant contractual provisions were to ultimately be held unenforceable by the PRC courts or other governmental authorities, such uncertainty could result in us facing a reduced ability or complete inability to receive the economic benefits of the business operations of the VIE. These restrictions and limitations could limit our ability to settle amounts owed under the VIE agreements and our subsidiaries’ ability to pay dividends.

In addition, any transfer of funds by EZGO to our PRC subsidiaries, either as a shareholder loan or as an increase in the registered capital, is subject to a series of procedural requirements imposed by SAFE, SAMR, MOFCOM, or their local counterparts. This may hinder or delay EZGO’s deployment of cash into its subsidiaries’ and the VIE’ business, which could result in a material and adverse effect on EZGO’s operations through the WFOE, the VIE and its subsidiaries in China.

Under the PRC EIT Law, we may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and has a material adverse effect on our results of operations and the value of your investment.

Under the PRC EIT Law, that became effective in January 2008 and was amended in February 2017 and December 2018, as well as its implementing rules, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation rules to the EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise. In addition, a circular, known as SAT Circular 82, issued in April 2009 by the State Administration of Taxation, or the SAT, specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision making bodies; key properties, accounting books, company seal, and minutes of board meetings and shareholders’ meetings; and half or more of the senior management or directors having voting rights. Further to SAT Circular 82, the SAT issued a bulletin, known as SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of SAT Circular 82 and clarify the reporting and filing obligations of such “Chinese-controlled offshore incorporated resident enterprises.” SAT Bulletin 45 provides procedures and administrative details for the determination of resident status and administration on post-determination matters. Although both SAT Circular 82 and SAT Bulletin 45 only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign individuals, the determining criteria set forth in SAT Circular 82 and SAT Bulletin 45 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, PRC enterprise groups or by PRC or foreign individuals.

We do not believe that EZGO, as a company incorporated in the BVI, meets all of the conditions above thus we do not believe that EZGO is a PRC resident enterprise, though all members of our management team as well as the management team of our offshore holding company are located in China. However, if the PRC tax authorities determine that we are a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we will be subject to the uniform 25% enterprise income tax on our world-wide income, which could materially reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.”

Finally, dividends payable by us to our investors and gains on the sale of our shares may become subject to PRC withholding tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. It is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the Ordinary Shares.

There are significant uncertainties under the PRC EIT Law relating to the withholding tax liabilities of our PRC subsidiaries, and dividends payable by our PRC subsidiaries to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.

Under the PRC EIT Law and its implementation rules, we, as a non-resident enterprise, that is, an enterprise lawfully incorporated pursuant to the laws of a foreign country (region) that has an office or premises established in China with no actual management functions performed in China, or an enterprise that has income derived from or accruing in China although it does not have an office or premises in China, will be subject to a withholding tax rate of 10%. Pursuant to a special arrangement between Hong Kong and mainland China, such rate may be reduced to 5% if a Hong Kong resident enterprise owns more than 25% of the equity interest in the PRC company. Changzhou EZGO is wholly owned by EZGO HK, EZGO’s wholly-owned subsidiary. Accordingly, EZGO HK may qualify for a 5% tax rate in respect of distributions from Changzhou EZGO. Under the Notice of the State Administration of Taxation on Issues regarding the Administration of the Dividend Provision in Tax Treaties promulgated on February 20, 2009, the taxpayer needs to satisfy certain conditions to enjoy the benefits under a tax treaty. These conditions include: (1) the taxpayer must be the beneficial owner of the relevant dividends, and (2) the corporate shareholder to receive dividends from the PRC subsidiaries must have continuously met the direct ownership thresholds during the 12 consecutive months preceding the receipt of the dividends. Further, under Announcement of the State Administration of Taxation on Issues Relating to “Beneficial Owner” in Tax Treaties, which took effect on April 1, 2018, a “Beneficial Owner” shall mean a person who has ownership and control over the income and the rights and property from which the income is derived. To determine the “beneficial owner” status of a resident of the treaty counterparty who needs to enjoy the tax treaty benefits, a comprehensive analysis shall be carried out, taking into account actual conditions of the specific case.

Entitlement to a lower tax rate on dividends according to tax treaties or arrangements between the PRC central government and governments of other countries or regions is subject to State Administration of Taxation Circular 60 (“Circular 60”). Circular 60 provides that non-resident enterprises are not required to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax. Instead, non-resident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities. As a result, we cannot assure you that we will be entitled to any preferential withholding tax rate under tax treaties for dividends received from WFOE.

Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.

Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or SAT Circular 698, issued by the SAT on December 10, 2009, where a foreign investor transfers the equity interests of a resident enterprise indirectly via disposition of the equity interests of an overseas holding company, or an “indirect transfer,” and such overseas holding company is located in a tax jurisdiction that (i) has an effective tax rate less than 12.5% or (ii) does not tax foreign income of its residents, the foreign investor shall report the indirect transfer to the competent tax authority. The PRC tax authority will examine the true nature of the indirect transfer, and if the tax authority considers that the foreign investor has adopted an “abusive arrangement” in order to avoid PRC tax, it may disregard the existence of the overseas holding company and re-characterize the indirect transfer and as a result, gains derived from such indirect transfer may be subject to PRC withholding tax at a rate of up to 10%.

On February 3, 2015, the SAT issued the Announcement of the State Administration of Taxation on Several Issues Concerning the Enterprise Income Tax on Indirect Property Transfer by Non-Resident Enterprises, or SAT Bulletin 7, to supersede existing provisions in relation to the “indirect transfer” as set forth in SAT Circular 698, while the other provisions of SAT Circular 698 remain in force. Pursuant to SAT Bulletin 7, where a non-resident enterprise indirectly transfers properties such as equity in PRC resident enterprises without any justifiable business purposes and aiming to avoid the payment of enterprise income tax, such indirect transfer must be reclassified as a direct transfer of equity in PRC resident enterprise. To assess whether an indirect transfer of PRC taxable properties has reasonable commercial purposes, all arrangements related to the indirect transfer must be considered comprehensively and factors set forth in SAT Bulletin 7 must be comprehensively analyzed in light of the actual circumstances. SAT Bulletin 7 also provides that, where a non-PRC resident enterprise transfers its equity interests in a resident enterprise to its related parties at a price lower than the fair market value, the competent tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Matters Concerning Withholding of Income Tax of Non-resident Enterprises as Source, or SAT Bulletin 37, which repealed the entire SAT Circular 698 and the provision in relation to the time limit for the withholding agent to declare to the competent tax authority for payment of such tax of SAT Bulletin 7. Pursuant to SAT Bulletin 37, the income from a property transfer, as stipulated in the second item under Article 19 of the Law on Enterprise Income Tax, shall include the income derived from transferring such equity investment assets as stock equity. The balance of deducting the equity’s net value from the total income from equity transfer shall be taxable income from equity transfer. Where a withholding agent enters into a business contract, involving the income specified in the third paragraph of Article 3 in the Law on Enterprise Income Tax, with a non-resident enterprise, the tax-excluding income of the non-resident enterprise will be treated as the tax-including income, based on which the tax payment will be calculated and remitted, if it is agreed in the contract that the withholding agent shall assume the tax payable.

There has been very limited application of SAT Bulletin 7 and SAT Bulletin 37 because these regulations were newly issued and came into force in February 2015 and in December 2017 respectively. During the effective period of SAT Circular 698, some intermediary holding companies were actually looked through by the PRC tax authorities, and consequently the non-PRC resident investors were deemed to have transferred the PRC subsidiary and PRC corporate taxes were assessed accordingly. It is possible that we or our non-PRC resident investors may become at risk of being taxed under SAT Bulletin 7 and SAT Bulletin 37 and may be required to expend valuable resources to comply with SAT Bulletin 7 and SAT Bulletin 37 or to establish that we or our non-PRC resident investors should not be taxed under SAT Bulletin 7 and SAT Bulletin 37, which may have an adverse effect on our financial condition and results of operations or such non-PRC resident investors’ investment in EZGO.

Our PRC subsidiaries are subject to restrictions on paying dividends or making other payments to us, which may restrict our ability to satisfy our liquidity requirements, and any limitation on the ability of our PRC subsidiaries to make remittance to pay dividends to us could limit our ability to access cash generated by the operations of those entities.

EZGO is a company incorporated in the BVI structured as a holding company. EZGO may need dividends and other distributions on equity from our PRC subsidiaries to satisfy EZGO’s liquidity requirements. Current PRC regulations permit our PRC subsidiaries to pay dividends to EZGO only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, EZGO’s PRC subsidiaries are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of their respective registered capital. EZGO’s PRC subsidiaries may also allocate a portion of its after-tax profits based on PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends. Furthermore, if our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Any limitation on the ability of EZGO’s subsidiaries to distribute dividends or to make payments to it may restrict EZGO’s ability to satisfy its liquidity requirements.

In addition, the EIT Law, and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated.

Fluctuations in exchange rates could result in foreign currency exchange losses to us.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. In August 2015, the People’s Bank of China, or PBOC, changed the way it calculates the mid-point price of Renminbi against the U.S. dollar, requiring the market-makers who submit for reference rates to consider the previous day’s closing spot rate, foreign-exchange demand and supply as well as changes in major currency rates. In 2017, the value of the Renminbi appreciated by approximately 6.3% against the U.S. dollar; and in 2018, the Renminbi depreciated by approximately 5.7% against the U.S. dollar. From the end of 2018 through the end of September 2021, the value of the Renminbi appreciated by approximately 5.2% against the U.S. dollar. It is difficult to predict how market forces or PRC or U.S. government policy, including any interest rate increases by the Federal Reserve, may impact the exchange rate between the Renminbi and the U.S. dollar in the future. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, including from the U.S. government, which has threatened to label China as a “currency manipulator,” which could result in greater fluctuation of the Renminbi against the U.S. dollar. However, the PRC government may still at its discretion restrict access to foreign currencies for current account transactions in the future. Therefore, it is difficult to predict how market forces or government policies may impact the exchange rate between the RMB and the U.S. dollar or other currencies in the future. In addition, the PBOC regularly intervenes in the foreign exchange market to limit fluctuations in RMB exchange rates and achieve policy goals. If the exchange rate between RMB and U.S. dollar fluctuates in unanticipated manners, our results of operations and financial condition, and the value of, and dividends payable on, EZGO’s shares in foreign currency terms may be adversely affected. EZGO may not be able to pay dividends in foreign currencies to its shareholders. Appreciation of RMB to the U.S. dollar will result in exchange loss, while depreciation of RMB to the U.S. dollar will result in exchange gain.

It may be difficult for overseas shareholders and/or regulators to conduct investigation or collect evidence within China.

Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The M&A Rules discussed in the preceding risk factor and related regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that have or may have impact on the national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand, (iv) or in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. Mergers, acquisitions or contractual arrangements that allow one market player to take control of or to exert decisive impact on another market player must also be notified in advance to the MOFCOM when the threshold under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, or the Prior Notification Rules, issued by the State Council in August 2008 is triggered.

We have relied on the opinion of our PRC counsel, DeHeng Law Offices, that we do not need to obtain prior approval from the CSRC pursuant to the M&A Rules. However, uncertainties still exist as to how the M&A Rules will be interpreted and implemented, and we may be subject to any new laws, rules, and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. If the CSRC or other PRC regulatory body subsequently determines that we need to obtain the CSRC’s approval for any future offering or if the CSRC or any other PRC government authorities promulgates any interpretation or implements rules before our listing that would require us to obtain CSRC or other governmental approvals for any future offering, we may face adverse actions or sanctions by the CSRC or other PRC regulatory agencies. In any such event, these regulatory agencies may impose fines and penalties on EZGO’s operations through the WFOE, the VIE and its subsidiaries in China, limit its operating privileges in China, delay or restrict the repatriation of the proceeds from any future offering into the PRC or take other actions that could have a material adverse effect on its business, financial condition, results of operations, reputation and prospects, as well as its ability to complete any future offering. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt any future offering before settlement and delivery. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that such settlement and delivery may not occur.

In addition, the security review rules issued by the MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. Furthermore, according to the security review, foreign investments that would result in acquiring the actual control of assets in certain key sectors, such as critical agricultural products, energy and resources, equipment manufacturing, infrastructure, transport, cultural products and services, information technology, Internet products and services, financial services, and technology sectors, are required to obtain approval from designated governmental authorities in advance.

In the future, EZGO may grow its business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions. It is unclear whether EZGO’s business operations through the WFOE, the VIE and its subsidiaries in China would be deemed to be in an industry that raises “national defense and security” or “national security” concerns. However, the MOFCOM or other government agencies may publish explanations in the future determining that EZGO’s business through the WFOE, the VIE and its subsidiaries in China is in an industry subject to the security review, in which case our future acquisitions in the PRC, including those by way of entering into contractual control arrangements with target entities, may be closely scrutinized or prohibited. EZGO’s ability to expand its business or maintain or expand its market share through future acquisitions would as such be materially and adversely affected. Furthermore, according to the M&A Rules, if a PRC entity or individual plans to merge or acquire its related PRC entity through an overseas company legitimately incorporated or controlled by such entity or individual, such a merger and acquisition will be subject to examination and approval by the MOFCOM. There is a possibility that the PRC regulators may promulgate new rules or explanations requiring that we obtain the approval of the MOFCOM or other PRC governmental authorities for our completed or ongoing mergers and acquisitions. There is no assurance that, if we plan to make an acquisition, we can obtain such approval from the MOFCOM or any other relevant PRC governmental authorities for our mergers and acquisitions, and if we fail to obtain those approvals, we may be required to suspend our acquisition and be subject to penalties. Any uncertainties regarding such approval requirements could have a material adverse effect on EZGO’s business, results of operations and corporate structure.

In addition, on July 6, 2021, the relevant PRC government authorities made public the Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. As these opinions are recently issued, official guidance and related implementation rules have not been issued yet and the interpretation of these opinions remains unclear at this stage. If the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that EZGO obtains their approvals for any future follow-on offering, EZGO may be unable to obtain such approvals which could significantly limit or completely hinder its ability to offer or continue to offer its securities to its investors outside China.

U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of EZGO’s operations through the WFOE, the VIE and its subsidiaries in China.

Any disclosure of documents or information located in China by foreign agencies may be subject to jurisdiction constraints and must comply with China’s state secrecy laws, which broadly define the scope of “state secrets” to include matters involving economic interests and technologies. There is no guarantee that requests from U.S. federal or state regulators or agencies to investigate or inspect EZGO’s operations through the WFOE, the VIE and its subsidiaries in China will be honored by us, by entities who provide services to us or with whom we associate, without violating PRC legal requirements, especially as those entities are located in China. Furthermore, under the current PRC laws, an on-site inspection of our facilities by any of these regulators may be limited or prohibited.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management based on foreign laws.

EZGO is a company incorporated under the laws of the BVI, and EZGO conduct substantially all of its operations in China through the WFOE, the VIE and its subsidiaries and substantially all of its assets are located in China. In addition, a majority of EZGO’s current directors and officers, including Mr. Jianhui Ye, Mr. Zebin Zhao, Ms. Peiyao Jin, Mr. Guanghui Yang and Mr. Guanneng Lai are nationals and residents of the PRC and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for you to effect service of process upon us or those persons inside mainland China. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors as none of them currently resides in the United States or has substantial assets located in the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

EZGO’s Ordinary Shares may be delisted under the HFCA Act if the PCAOB is unable to adequately inspect audit documentation located in China. The delisting of EZGO’s Ordinary Shares, or the threat of their being delisted, may materially and adversely affect EZGO’s Ordinary Shares. Additionally, the inability of the PCAOB to conduct adequate inspections deprives our shareholders of the benefits of such inspections. Furthermore, the Accelerating Holding Foreign Companies Accountable Act amends the HFCA Act and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.

The HFCA Act was enacted on December 18, 2020. The HFCA Act states if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit such Ordinary Shares from being traded on a national securities exchange or in the over-the-counter trading market in the U.S.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above. Furthermore, on June 22, 2021, the U.S. Senate passed the AHFCA Act, which amends the HFCA Act and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, and thus, would reduce the time before EZGO’s securities may be prohibited from trading or delisted. On December 29, 2022, the AHFCA Act was signed into law. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC adopted final amendments to its rules implementing the HFCA Act. Such final rules establish procedures that the SEC will follow in (i) determining whether a registrant is a “Commission-Identified Issuer” (a registrant identified by the SEC as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction) and (ii) prohibiting the trading of an issuer that is a Commission-Identified Issuer for three consecutive years under the HFCA Act. The SEC began identifying Commission-Identified Issuers for the fiscal years beginning after December 18, 2020. A Commission-Identified Issuer is required to comply with the submission and disclosure requirements in the annual report for each year in which it was identified. Since we were not identified as a Commission-Identified Issuer for the fiscal year ended September 30, 2022, we were not required to comply with the submission or disclosure requirements in the 2022 Annual Report. As of the date of this prospectus, we have not been, and do not expect to be identified by the SEC under the HFCA Act.

On December 16, 2021, the PCAOB issued its determination report that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions, and the PCAOB included in the report of its determination a list of the accounting firms that are headquartered in mainland China or Hong Kong. This report does not include our former auditors, MarcumAsia and Briggs & Veselka, or our current auditor, WWC.

On August 26, 2022, the PCAOB announced that it had signed the Statement of Protocol with the CSRC and the MOF. The terms of the Statement of Protocol would grant the PCAOB complete access to audit work papers and other information so that it may inspect and investigate PCAOB-registered accounting firms headquartered in mainland China and Hong Kong. On December 15, 2022, the PCAOB announced that it has secured complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate the previous 2021 determination report to the contrary. However, whether the PCAOB will continue to conduct inspections and investigations completely to its satisfaction of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s control including positions taken by authorities of the PRC. The PCAOB is expected to continue to demand complete access to inspections and investigations against accounting firms headquartered in mainland China and Hong Kong in the future and states that it has already made plans to resume regular inspections in early 2023 and beyond. The PCAOB is required under the HFCA Act to make its determination on an annual basis with regards to its ability to inspect and investigate completely accounting firms based in the mainland China and Hong Kong. The possibility of being a “Commission-Identified Issuer” and risk of delisting could continue to adversely affect the trading price of our securities. Should the PCAOB again encounter impediments to inspections and investigations in mainland China or Hong Kong as a result of positions taken by any authority in either jurisdiction, the PCAOB will make determinations under the HFCA Act as and when appropriate.

Furthermore, various equity-based research organizations have recently published reports on China-based companies after examining their corporate governance practices, related party transactions, sales practices and financial statements, and these reports have led to special investigations and listing suspensions on U.S. national exchanges. Any similar scrutiny on us, regardless of its lack of merit, could cause the market price of EZGO’s Ordinary Shares to fall, divert management resources and energy, cause us to incur expenses in defending ourselves against rumors, and increase the premiums we pay for director and officer insurance.

Our former auditor, MarcumAsia, an independent registered public accounting firm, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. MarcumAsia is headquartered in Manhattan, New York, and is subject to laws in the U.S. pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards.

Our former auditor, Briggs & Veselka, the independent registered public accounting firm that issued one of the audit reports included in the 2022 Annual Report, an auditor of companies that are traded publicly in the United States and an U.S.-based accounting firm registered with the PCAOB, was subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Briggs & Veselka was headquartered in Houston, Texas, and was subject to inspection by the PCAOB with the last inspection in 2019. Briggs & Veselka’s withdrawal of its registration with the PCAOB became effective on May 24, 2022.

Our current auditor as of the date of this prospectus, WWC, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. WWC is headquartered in Flushing, New York, and is subject to inspection by the PCAOB on a regular basis with the last inspection in February 2022.

Notwithstanding the foregoing, in the future, if there is any regulatory change or step taken by PRC regulators that does not permit our auditor to provide audit documentations located in China to the PCAOB for inspection or investigation, investors may be deprived of the benefits of such inspection. Any audit reports not issued by auditors that are completely inspected by the PCAOB, or a lack of PCAOB inspections of audit work undertaken in China that prevents the PCAOB from regularly evaluating our auditors’ audits and their quality control procedures, could result in a lack of assurance that our financial statements and disclosures are adequate and accurate, then such lack of inspection could cause EZGO’s securities to be delisted from the stock exchange. The recent developments would add uncertainties to our offering pursuant to a prospectus and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of such auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements.

The SEC may propose additional rules or guidance that could impact us if such auditor is not subject to PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets, or the PWG, issued, to the then President of the United States, the Report on Protecting United States Investors from Significant Risks from Chinese Companies. This report recommended the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfill its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCA Act. However, some of the recommendations were more stringent than the HFCA Act. For example, if a company’s auditor was not subject to PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022.

The SEC has announced that the SEC staff is preparing a consolidated proposal for the rules regarding the implementation of the HFCA Act and to address the recommendations in the PWG report. It is unclear when the SEC will complete its rulemaking and when such rules will become effective and what, if any, of the PWG recommendations will be adopted. The implications of this possible regulation in addition to the requirements of the HFCA Act are uncertain. While we understand that there has been dialogue among the CSRC, the SEC and the PCAOB regarding the inspection of PCAOB-registered accounting firms in China, there can be no assurance that we will be able to comply with requirements imposed by U.S. regulators. Such uncertainty could cause the market price of EZGO’s Ordinary Shares to be materially and adversely affected, and EZGO’s securities could be delisted and prohibited from being traded on a national securities exchange earlier than would be required by the HFCA Act. If EZGO’s securities are unable to be listed on another securities exchange by then, such a delisting would substantially impair the ability to sell or purchase EZGO’s Ordinary Shares when desired, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of EZGO’s Ordinary Shares.

Should the PCAOB be unable to fully conduct inspections in China, which prevents it from fully evaluating the audits and quality control procedures of our independent registered public accounting firm, we and investors in EZGO’s securities may be deprived of the benefits of such PCAOB inspections. Any inability of the PCAOB to conduct inspections of auditors in China could make it more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause investors and potential investors in our shares to lose confidence in our audit procedures and reported financial information and the quality of our financial statements, which could materially and adversely affect the value of in its securities. Further, new laws and regulations or changes in laws and regulations in both the United States and China could affect our ability to list EZGO’s Ordinary Shares on Nasdaq, which could materially impair the market for and market price of its Ordinary Shares.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our Ordinary Shares offered by this prospectus. The Selling Shareholders will receive all of the proceeds.

We will pay all costs, fees and expenses incurred in connection with the registration of the Ordinary Shares covered by this prospectus.

DESCRIPTION OF SECURITIES

Information relating to our Ordinary Shares and certain provisions of EZGO’s amended and restated memorandum and articles of association is incorporated by reference from our 2022 Annual Report, under the caption “Item 10. Additional Information – 10.B. Memorandum and Articles of Association.” Such information does not purport to be complete and is qualified in its entirety by the provisions of EZGO’s amended and restated memorandum and articles of association and applicable provisions of the laws of the BVI. You should read EZGO’s amended and restated memorandum and articles of association which are filed as Exhibit 3.1 to our Report of Foreign Private Issuer on Form 6-K furnished with the SEC on April 11, 2023 for the provisions that are important to you.

The Company is authorized to issue 500,000,000 Ordinary Shares, with a par value of US$0.001 each, and up to 10,000 Preferred Shares of no par value. As of May 16, 2023, there were (a) 52,055,460 Ordinary Shares outstanding, all of which were fully paid and (b) no Preferred Shares outstanding. For a description of EZGO’s Ordinary Shares and Preferred Shares, including the rights and obligations thereto, please refer to our Report of Foreign Private Issuer on Form 6-K furnished with the SEC on April 11, 2023 and Exhibit 2.1 to our 2022 Annual Report, which is incorporated by reference herein.

See “Where You Can Find More Information” elsewhere in this prospectus for information on where you can obtain copies of our amended and restated memorandum and articles of association, which have been filed with and are publicly available from the SEC.

SELLING SHAREHOLDERS

We have agreed to register an aggregate of 7,104,350 Ordinary Shares issued by us to the Selling Shareholders, in connection with the terms and conditions of the Equity Transfer Agreement. In order to address an issue relating to corporate authorization of the issuance of the 7,104,350 Ordinary Shares to the Selling Shareholders under BVI law, the holders of such Ordinary Shares surrendered their shares for no consideration on May 13, 2023 and resubscribed for 7,104,350 Ordinary Shares on May 15, 2023.

The Ordinary Shares held by the Selling Shareholders were issued to such Selling Shareholders and six other shareholders of the Company as partial consideration for the transfer by such Selling Shareholders and such other shareholders of 100% of the equity interests of Changzhou Sixun Technology Co., Ltd. to our indirect wholly owned subsidiary, Jiangsu EZGO New Energy Technologies Co., Ltd., pursuant to the terms and conditions of the Equity Transfer Agreement. The Ordinary Shares were issued to the Selling Shareholders pursuant to an exemption from registration under the Securities Act in reliance upon Regulation S promulgated thereunder.

The Ordinary Shares beneficially owned by the Selling Shareholders are being registered to permit public secondary trading of these securities, and the Selling Shareholders may offer these shares for resale from time to time as described in the “Plan of Distribution.”

The following table sets forth the names of the Selling Shareholders, the number of Ordinary Shares owned beneficially by the Selling Shareholders as of May 16, 2023, and the number of shares that may be offered for resale by the Selling Shareholders from time to time. These shares may also be sold by donees, pledgees, and other transferees or successors in the interest of the Selling Shareholders.

The Selling Shareholders may decide to sell all, some, or none of the Ordinary Shares listed below. We currently have no agreements, arrangements or understandings with the Selling Shareholders regarding the sale of any of the securities covered by this prospectus. We cannot provide you with any estimate of the number of Ordinary Shares that the Selling Shareholders will hold in the future.

For purposes of this table, beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Exchange Act, and includes voting power and investment power with respect to such shares. In calculating the percentage ownership or percent of equity vote for a given individual or group, the number of Ordinary Shares outstanding for that individual or group includes unissued shares subject to options, warrants, rights or conversion privileges exercisable within sixty days held by such individual or group, but are not deemed outstanding by any other person or group.

The applicable percentages of ownership are based on an aggregate of 52,055,460 Ordinary Shares outstanding on May 16, 2023.

Name of Selling Shareholder	Number of Common Shares Owned Prior to Offering		Maximum Number of Common Shares to be Offered Pursuant to this	Number of Common Shares Owned After Offering
	Number(1)	Percent	Prospectus	Number(2)	Percent(2)
Yaoting Lu	1,330,388	2.56%	1,330,388	-	-
Chuyao Wang	1,372,562	2.64%	1,372,562	-	-
Jingsong Xia	2,058,843	3.96%	2,058,843	-	-
Lei Wang	1,372,562	2.64%	1,372,562	-	-
Feng Xiao	969,995	1.86%	969,995	-	-

(1)	Because each of the Selling Shareholders may offer all or some of the Ordinary Shares that such shareholder holds in the offering contemplated by this prospectus, (b) the offering of Ordinary Shares is not being underwritten on a firm commitment basis, and (c) the Selling Shareholders could purchase additional Ordinary Shares from time to time, no estimate can be given as to the number of shares or percent of our Ordinary Shares that will be held by the Selling Shareholders upon termination of the offering.

(2)	Assumes the sale of all of the Ordinary Shares (being offered pursuant to this prospectus) to third parties, if any.

PLAN OF DISTRIBUTION

The Ordinary Shares covered by this prospectus may be offered and sold from time to time by the Selling Shareholders. The term “Selling Shareholders” includes pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from each of the Selling Shareholders as a pledge, gift, partnership distribution or other non-sale related transfer. The number of shares beneficially owned by Selling Shareholders will decrease as and when they effect any such transfers. The plan of distribution for the Selling Shareholders’ shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Shareholders hereunder. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution. The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Once sold under this registration statement, of which this prospectus forms a part, the Ordinary Shares will be freely tradable in the hands of persons other than our affiliates.

We will not receive any of the proceeds from the sale by the Selling Shareholders of the Ordinary Shares. We will bear all fees and expenses incident to our obligation to register the Ordinary Shares.

The Selling Shareholders may make these sales at prices and under terms then prevailing or at prices related to the then current market price. The Selling Shareholders may also make sales in negotiated transactions. The Selling Shareholders may offer their shares from time to time pursuant to one or more of the following methods:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	one or more block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	public or privately negotiated transactions;

●	on the Nasdaq Capital Market (or through the facilities of any national securities exchange or U.S. inter- dealer quotation system of a registered national securities association, on which the shares are then listed, admitted to unlisted trading privileges or included for quotation);

●	through underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

In connection with distributions of the shares or otherwise, the Selling Shareholders may:

●	enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

●	sell the shares short after the effective date of the registration statement of which this prospectus forms a part and redeliver the shares to close out such short positions;

●	enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell; and

●	pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

In addition to the foregoing methods, the Selling Shareholders may offer their shares from time to time in transactions involving principals or brokers not otherwise contemplated above, in a combination of such methods as described above or any other lawful methods. The Selling Shareholders may also transfer, donate or assign their shares to lenders, family members and others and each of such persons will be deemed to be a Selling Shareholder for purposes of this prospectus. A Selling Shareholder or their successors in interest may from time to time pledge or grant a security interest in some or all of the Ordinary Shares, and if the Selling Shareholder default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Ordinary Shares from time to time under this prospectus; provided, however in the event of a pledge or then default on a secured obligation by the Selling Shareholder, in order for the shares to be sold under this registration statement, unless permitted by law, we must distribute a prospectus supplement and/or amendment to this registration statement amending the list of Selling Shareholders to include the pledgee, secured party or other successors in interest of the Selling Shareholder under this prospectus.

The Selling Shareholders may also sell their shares pursuant to Rule 144 under the Securities Act, provided the Selling Shareholders meet the criteria and conform to the requirements of such rule.

The Selling Shareholders may effect such transactions directly or indirectly through underwriters, broker-dealers or agents acting on their behalf. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Shareholders, in amounts to be negotiated immediately prior to the sale (which compensation as to a particular broker-dealer might be in excess of customary commissions for routine market transactions). If the Ordinary Shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. Neither we, nor the Selling Shareholders, can presently estimate the amount of that compensation. If a Selling Shareholder notifies us that a material arrangement has been entered into with a broker- dealer for the sale of shares through a block trade, special offering, exchange, distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required by Rule 424 under the Securities Act, setting forth: (i) the name of each of the Selling Shareholders and the participating broker-dealers; (ii) the number of shares involved; (iii) the price at which the shares were sold; (iv) the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable; (v) a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and any other fact material to the transaction.

The Selling Shareholders and any other person participating in a distribution of the shares covered by this prospectus will be subject to applicable provisions of the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares by the Selling Shareholders and any other such person. Furthermore, under Regulation M, any person engaged in the distribution of the shares may not simultaneously engage in market-making activities with respect to the particular shares being distributed for certain periods prior to the commencement of, or during, that distribution. All of the above may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares. We have advised the Selling Shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply.

In offering the shares covered by this prospectus, the Selling Shareholders, and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Shareholders, may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Any profits realized by the Selling Shareholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions. We are not aware that any Selling Shareholder has entered into any arrangements with any underwriters or broker-dealers regarding the sale of its Ordinary Shares.

LEGAL MATTERS

The validity of the securities offered by this prospectus, to the extent governed by the laws of the State of New York, will be passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York, our special United States counsel. The validity of the Ordinary Shares, to the extent governed by BVI law, will be passed upon for us by Maples and Calder, our special legal counsel as to BVI law. Certain legal matters as to PRC law will be passed upon for us by DeHeng Law Offices.

EXPERTS

The consolidated financial statements of the Company as of September 30, 2020, 2021 and 2022, and for each of the three-year periods ended September 30, 2020, 2021 and 2022, incorporated in this prospectus by reference to the 2022 Annual Report, have been so incorporated in reliance on the reports of Marcum Asia CPAs LLP, Briggs & Veselka Co., LLP and Wei, Wei & Co., LLP, respectively, given on the authority of said independent registered public accounting firms as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it into this prospectus. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the information contained in the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c) or 15(d) of the Exchange Act, except for information “furnished” to the SEC which is not deemed filed and not incorporated by reference into this prospectus (unless otherwise indicated below), until the termination of the offering of securities described in the applicable prospectus:

●	the Company’s Annual Report on Form 20-F for the fiscal year ended September 30, 2022, filed with the SEC on January 20, 2023;

●	the Company’s Reports of Foreign Private Issuer on Form 6-K furnished with the SEC on December 6, 2022, January 25, 2023, January 26, 2023, February 16, 2023, February 22, 2023, March 9, 2023, March 20, 2023, April 11, 2023 and April 18, 2023; and

●	The description of EZGO’s Ordinary Shares contained Exhibit 2.1 to the Company’s Annual Report on Form 20-F for the fiscal year ended September 30, 2022, filed with the SEC on January 20, 2023.

We also incorporate by reference any future annual reports on Form 20-F we file with the SEC under the Exchange Act after the date of this prospectus and prior to the termination of the offering of securities by means of this prospectus, and any future reports of foreign private issuer on Form 6-K we furnish with the SEC during such period that are identified in such reports as being incorporated by reference in this prospectus.

Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any documents incorporated by reference have been modified or superseded. Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.

We will provide without charge to any person (including any beneficial owner) to whom this prospectus is delivered, upon oral or written request, a copy of any document incorporated by reference in this prospectus but not delivered with the prospectus (except for exhibits to those documents unless a document states that one of its exhibits is incorporated into the document itself). Such request should be directed to EZGO Technologies Ltd., Building #A, Floor 2, Changzhou Institute of Dalian University of Technology, Science and Education Town, Wujin District, Changzhou City Jiangsu, China 213164, and telephone number + 86 519 83683805.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC registering the securities that may be offered and sold hereunder. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, the exhibits filed therewith or the documents incorporated by reference therein. For further information about us and the securities offered hereby, reference is made to the registration statement, the exhibits filed therewith and the documents incorporated by reference therein. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance, we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. We are required to file reports and other information with the SEC pursuant to the Exchange Act, including annual reports on Form 20-F and reports of foreign private issuer on Form 6-K.

The SEC maintains a website at www.sec.gov that contains reports and other information regarding issuers, like us, that file electronically with the SEC. The information on our website (www.ezgotech.com.cn), other than the Company’s SEC filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

As a foreign private issuer, EZGO is exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and EZGO’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, EZGO is not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

EZGO Technologies Ltd.

7,104,350 Ordinary Shares

PROSPECTUS

May 24, 2023